     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1999
                                                       REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                               F5 NETWORKS, INC.

             (Exact name of registrant as specified in its charter)

          WASHINGTON                         3570                  91-1714307
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                        200 FIRST AVENUE WEST, SUITE 500
                           SEATTLE, WASHINGTON 98119
                                 (206) 505-0800

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JEFFREY S. HUSSEY
          PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                               F5 NETWORKS, INC.
                        200 FIRST AVENUE WEST, SUITE 500
                           SEATTLE, WASHINGTON 98119
                                 (206) 505-0800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------

                                   COPIES TO:

       PATRICK A. POHLEN, ESQ.                     BROOKS STOUGH, ESQ.
        THOMAS B. YOUTH, ESQ.                    SUSAN M. GIORDANO, ESQ.
          COOLEY GODWARD LLP                       TODD W. SMITH, ESQ.
         4205 CARILLON POINT                     GUNDERSON DETTMER STOUGH
       KIRKLAND, WA 98033-7355             VILLENEUVE FRANKLIN & HACHIGIAN, LLP
            (425) 893-7700                        155 CONSTITUTION DRIVE
                                               MENLO PARK, CALIFORNIA 94025
                                                      (650) 321-2400

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                                ----------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                                ----------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM
                       TITLE OF EACH CLASS OF                                  AGGREGATE                     AMOUNT OF
                    SECURITIES TO BE REGISTERED                            OFFERING PRICE (1)             REGISTRATION FEE
Common Stock, no par value..........................................          $40,000,000                     $11,120

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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                   SUBJECT TO COMPLETION, DATED APRIL 7, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UNDERWRITERS MAY NOT CONFIRM SALES OF THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK

    This is an initial public offering of common stock by F5 Networks, Inc. Of
the            shares of common stock being sold in this offering,
shares are being sold by F5 and            shares are being sold by the selling
shareholder. F5 will not receive any of the proceeds from the sale of shares by the selling shareholder.

    The estimated initial public offering price will be between $     and $
per share.

                                 --------------

    There is currently no public market for the common stock. We have applied to list our shares of common stock for quotation on the Nasdaq National Market under the symbol "FFIV."

                                 --------------

                                                                       PER SHARE     TOTAL
                                                                      -----------  ----------
Initial public offering price.......................................   $           $
Underwriting discounts and commissions..............................   $           $
Proceeds to F5, before expenses.....................................   $           $
Proceeds to the selling shareholder, before expenses................   $           $

    Certain shareholders have granted the underwriters an option for a period of
30 days to purchase up to      additional shares of common stock.

                                 --------------

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                 -------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HAMBRECHT & QUIST
                         BANCBOSTON ROBERTSON STEPHENS
                                                           DAIN RAUSCHER WESSELS

                                        A DIVISION OF DAIN RAUSCHER INCORPORATED

           , 1999

EDGAR Artwork Descriptions

Inside Front Cover of Prospectus:

    Caption 1:
    Internet Quality Control

    Caption 2:
    Availability
    Performance
    Manageability

    Graphic depicting F5 Networks logo surrounded by names and logos of its current products and product under development:

        Upper left hand quadrant caption:
        BIG/ip logo and name

        Upper right hand quadrant caption:
        3DNS logo and name

        Lower left hand quadrant caption:
        Global/SITE logo with caption "under development" underneath

        Lower right hand quadrant caption:
        see/IT logo and name

    F5 Networks logo

Inside Gatefold:

Upper left hand corner:

    F5 Networks logo

    Title: Availability, performance and control for mission-critical Internet sites

    Graphic depicting the role of the BIG/ip Controller, 3DNS Controller, see/IT Network Management Console and global/SITE Controller in an organization's Internet-based environment. In the graphic, an organization's Internet and file servers are shown in multiple locations (Seattle, New York, London and Tokyo) with the F5 products placed between the Internet servers and the organization's routers. Dashed lines illustrate the interaction of the F5 products within the organizations's network.

    Caption 1- upper left hand corner:
        BIG/ip Controller name and logo
        An intelligent load balancer for local area networks

    Caption 2 - upper right hand corner
        3DNS Controller name and logo
        An intelligent load balancer for wide area networks

    Caption 3 - lower right hand corner
        See/IT Network Management Console name and logo
        A traffic analysis and network management software application for BIG/ip and 3DNS

    Caption 4 - lower left hand corner:
        Global/SITE Controller name and logo with caption "Under Development" underneath
        File replication and synchronization controller for managing content across geographically dispersed Internet sites

Inside Back Cover:

    F5 Networks logo with the following words underneath:

    F5 Networks, Inc. provides integrated Internet traffic management solutions designed to improve the availability and performance of mission-critical Internet-based servers and applications

Page 36:

    Illustration of redundant BIG/ip Controllers sitting between an organization's server array and network

Page 37:

    Illustration of 3DNS Controllers at multiple locations showing the interaction of 3DNS with BIG/ip and an organization's network

                               TABLE OF CONTENTS

                                                    PAGE
                                                    ----
Prospectus Summary................................    4

Risk Factors......................................    7

Forward Looking Statements........................   18

Use of Proceeds...................................   19

Dividend Policy...................................   19

Capitalization....................................   20

Dilution..........................................   21

Selected Financial Data...........................   22

Management's Discussion and Analysis of Financial
  Condition and Results of Operations.............   23

Business..........................................   32

Management........................................   43

Certain Transactions..............................   53

Principal and Selling Shareholder.................   55

Description of Capital Stock......................   57

Shares Eligible for Future Sale...................   60

Underwriting......................................   62

Legal Matters.....................................   63

Experts...........................................   63

Additional F5 Information.........................   63

Index to Financial Statements.....................  F-1

    Information contained on F5's Web site does not constitute part of this prospectus.

    BIG/ip-Registered Trademark- and the F5 logo are registered United States trademarks of F5. This prospectus also contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                                  F5 NETWORKS

    F5 is a leading provider of integrated Internet traffic management solutions designed to improve the availability and performance of mission-critical Internet-based servers and applications. Our proprietary software-based solutions monitor and manage local and geographically dispersed servers and intelligently direct traffic to the server best able to handle a user's request. Our products are designed to ensure fault-tolerance and provide timely responses to user requests and data flow. Our BIG/ip-Registered Trademark- and 3DNS-TM-Controllers, when combined with our see/IT-TM- Network Management Console, help organizations optimize their network server availability and performance and cost-effectively manage their Internet infrastructure. Our solutions are used by organizations who rely on the Internet as a fundamental component of their business. Our customers include Internet service providers, such as Exodus Communications, PSINet, MCI WorldCom, e-commerce companies and many other organizations that employ high-traffic Internet sites. Since shipping our first product in July 1997, we have sold our products to over 290 end-customers.

    The Internet has emerged as a critical commerce and communications platform for businesses and consumers worldwide. The growing use of the Internet is causing the complexity and volume of Internet traffic to increase dramatically. According to the United States Department of Commerce, Internet traffic doubles every 100 days. The widespread proliferation in the use and importance of the Internet has strained many organizations' network infrastructures. In response to dramatic increases in Internet use and traffic, organizations are expanding server capacity and are deploying redundant servers. According to IBM, servers are being connected to the Internet at a rate of 53,000 per month. While additional and redundant servers help address the rapidly increasing traffic, they also increase an organization's need for sophisticated Internet traffic management tools to manage the availability and performance of its servers and applications.

    We believe that our products deliver Internet quality control by providing the following key benefits:

    - HIGH SYSTEM AVAILABILITY. Our products provide fault-tolerance by quickly detecting server, application and network failures and directing traffic to functioning servers and applications.

    - INCREASED PERFORMANCE. Our products intelligently direct user requests to the server with the fastest response time by monitoring server and application response time and verifying content.

    - COST-EFFECTIVE SCALABILITY. Our products help optimize existing server capacity and allow the transparent addition of servers into an existing network.

    - EASIER NETWORK MANAGEABILITY. Our products collect information that can be used to facilitate network management and planning from a central location.

    - ENHANCED NETWORK CONTROL. Our products enable organizations to prioritize and manage network traffic based on user-defined criteria to meet their specific needs.

    We plan to continue expanding our suite of products to provide complete, integrated Internet traffic management solutions that further optimize the availability and performance of network servers and applications. For example, we are currently developing our global/SITE-TM- Controller to ensure data integrity by automatically synchronizing content across local and geographically dispersed network servers. We also plan to continue investing significant resources to expand our direct sales force and further develop our indirect sales channels through leading industry resellers, original equipment manufacturers, systems integrators, Internet service providers and other channel partners. Finally, we intend to continue investing in our professional services group in order to provide the installation, training and support services required to help our customers optimize their use of our Internet traffic management solutions.

    Our headquarters are located at 200 First Avenue West, Suite 500, Seattle, Washington 98119, our telephone number is (206) 505-0800 and our Web site address is www.F5.com.

                                  THE OFFERING

Common stock offered by F5........  shares

Common stock offered by the         shares
  selling shareholder.............

Common stock to be outstanding      shares (1)
  after this offering.............

Use of proceeds...................  For working capital and general corporate purposes. See
                                    "Use of Proceeds."

Nasdaq National Market symbol.....  FFIV

------------------------

(1) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 1, 1999 and does not include the following:

    - 2,594,418 shares subject to options outstanding as of March 1, 1999 with a weighted average exercise price of $0.66 per share;

    - 3,082,052 additional shares that could be issued under our stock plans, including 2,600,000 shares reserved for issuance under our stock plans but subject to shareholder approval; and

    - 2,212,500 shares that could be issued upon exercise of warrants outstanding as of March 1, 1999 with a weighted average exercise price of $0.75 per share.

                                 --------------

    ALL INFORMATION IN THIS PROSPECTUS RELATING TO OUTSTANDING SHARES OF F5 COMMON STOCK AND OPTIONS OR WARRANTS TO PURCHASE F5 COMMON STOCK IS BASED UPON INFORMATION AS OF MARCH 1, 1999. PRO FORMA INFORMATION GIVES EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF F5 PREFERRED STOCK AS OF THE CLOSING OF THIS OFFERING. UNLESS OTHERWISE INDICATED, THE INFORMATION THROUGHOUT THIS PROSPECTUS DOES NOT TAKE INTO ACCOUNT THE POSSIBLE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK TO THE UNDERWRITERS PURSUANT TO THEIR OVER-ALLOTMENT OPTION.

    PLEASE SEE "CAPITALIZATION" FOR A MORE COMPLETE DISCUSSION REGARDING THE OUTSTANDING SHARES OF F5 COMMON STOCK AND OPTIONS OR WARRANTS TO PURCHASE F5 COMMON STOCK AND OTHER RELATED MATTERS.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                FISCAL YEAR ENDED     THREE MONTHS ENDED
                                                       PERIOD FROM FEBRUARY       SEPTEMBER 30,          DECEMBER 31,
                                                      26, 1996 (INCEPTION) TO  --------------------  --------------------
                                                        SEPTEMBER 30, 1996       1997       1998       1997       1998
                                                      -----------------------  ---------  ---------  ---------  ---------
                                                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues........................................         $       2         $     229  $   4,889  $     842  $   2,695
Loss from operations................................              (348)           (1,428)    (3,668)      (350)    (2,254)
Net loss............................................         $    (330)        $  (1,456) $  (3,672) $    (373) $  (2,196)
Net loss per share--basic and diluted...............         $   (0.06)        $   (0.24) $   (0.60) $   (0.06) $   (0.36)
Weighted average shares--basic and diluted..........             5,932             6,000      6,086      6,294      6,047
Pro forma net loss per share (unaudited):
  Net loss per share--basic and diluted.............                                      $   (0.26)            $   (0.16)
                                                                                          ---------             ---------
                                                                                          ---------             ---------
  Weighted average shares--basic and diluted........                                         14,201                14,162
                                                                                          ---------             ---------
                                                                                          ---------             ---------

                                                                                             DECEMBER 31, 1998
                                                                                       ------------------------------
                                                                                         ACTUAL      AS ADJUSTED (2)
                                                                                       -----------  -----------------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents..........................................................   $   4,458       $
  Working capital....................................................................       4,869
  Total assets.......................................................................       9,037
  Shareholders' equity...............................................................       5,930

------------------------

(1) See Note 2 of notes to financial statements for an explanation of the determination of the number of shares used in computing per share data.

(2) Adjusted to reflect the sale by F5 of      shares of common stock at an
    assumed initial public offering price of $     per share and the application
    of the estimated net proceeds after deducting estimated underwriting discounts and commissions and our estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS MAY SERIOUSLY HARM OUR BUSINESS AND RESULTS OF OPERATIONS AND MAY RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

WE HAVE A LIMITED OPERATING HISTORY AND ARE SUBJECT TO RISKS FREQUENTLY
  ENCOUNTERED BY EARLY STAGE COMPANIES.

    We were founded in February 1996 and have a limited operating history, which makes an evaluation of our prospects difficult. In addition, the revenues and income potential of our business and market are unproven. An investor in our common stock must consider the challenges, expenses and difficulties we face as an early stage company in a new and rapidly evolving market. These challenges include our:

    - substantial dependence on sales of our BIG/ip-Registered Trademark-Controller;

    - dependence on the growth of the new and evolving market for Internet traffic management solutions;

    - need to expand our customer base in a highly competitive market;

    - need to build upon our current technology platform and offer a complete Internet traffic management solution by developing new products, including the development of our global/SITE-TM- Controller;

    - need to compete effectively;

    - need to manage expanding operations, obtain additional office and manufacturing space, integrate our new management team, hire additional personnel and manage growth in international markets;

    - need to establish and maintain relationships with resellers, original equipment manufacturers, systems integrators, Internet service providers and other channel partners;

    - need to establish and maintain strategic relationships in order to have access to key technologies and customers;

    - need to expand our sales and professional services organizations; and

    - dependence on key personnel.

    We may not be successful in meeting any of these challenges, and the failure to do so will seriously harm our business and results of operations. In addition, because of our limited operating history we have limited insight into trends that may emerge and affect our business.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND FUTURE OPERATING RESULTS REMAIN
  UNCERTAIN.

    Our quarterly operating results have varied significantly in the past and will vary significantly in the future. Operating results vary depending on a number of factors, many of which are substantially outside of our control, including:

    - the size, timing and contractual terms of orders for our products, especially large orders from some of our customers;

    - our limited order backlog, which makes revenues in any quarter substantially dependent on orders booked and delivered in that quarter;

    - the markets in which we operate, which may not develop as rapidly as we anticipate;

    - our ability to enter into new international markets as well as sell our products to governmental entities;

    - the unpredictability of our sales cycle;

    - our ability to market and sell new products, such as our see/IT-TM-Network Management Console, develop new products, such as global/SITE, and introduce enhancements on a timely basis;

    - the uncertain timing and level of market acceptance for our existing products, our products under development and new products or product enhancements introduced by us or by our competitors;

    - the effectiveness of resellers, original equipment manufacturers, systems integrators, Internet service providers or other channel partners in selling BIG/ip, 3DNS-TM- and see/IT and our future products such as global/SITE;

    - changes in pricing by us or our competitors;

    - unfavorable changes in the prices of the components we purchase or license;

    - our ability to attain and maintain production volumes and quality levels for our products;

    - the mix of products sold and the mix of sales channels through which they are sold;

    - changes in information systems resource allocation by our customers due to their operating budget cycles;

    - our uncertain ability to manage costs given the variability in our quarterly revenues;

    - seasonality in sales of our products;

    - rapid technological changes in our markets;

    - deferrals of customer orders in anticipation of new products or product enhancements introduced by us or by our competitors;

    - personnel changes; and

    - general economic factors.

    As a result of the foregoing factors, our future operating results are difficult to predict. In particular, we anticipate that the size of customer orders may increase as we continue to focus on larger business accounts and sales to governmental entities. A delay in the recognition of revenue, even from just one account, may have a significant negative impact on our results of operations for a given period. In the past, a significant portion of our sales have been realized near the end of a quarter. Accordingly, a delay in an anticipated sale past the end of a particular quarter may negatively impact our results of operations for that quarter. Furthermore, we base our decisions regarding our operating expenses on anticipated revenue trends, and our expense levels are relatively fixed. Consequently, if revenue levels fall below our expectations, our net income (loss) will decrease (increase) because only a small portion of our expenses vary with our revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance. Our operating results will likely be below the expectations of securities analysts and investors in some future quarter or quarters. Our failure to meet such expectations will likely seriously harm the market price of our common stock.

WE HAVE INCURRED LOSSES AND WE EXPECT SIGNIFICANT FUTURE OPERATING EXPENSES AND
  LOSSES.

    We have experienced operating losses in each quarterly and annual period since inception. We incurred net losses of $330,000 for the period from February 26, 1996, inception, to September 30, 1996,

$1.5 million for the year ended September 30, 1997 and $3.7 million for the year ended September 30, 1998. As of December 31, 1998, we had an accumulated deficit of $7.7 million, and we expect to incur significant losses in the future.

    We intend to substantially increase our operating expenses in fiscal 1999 and beyond as we:

    - enter new markets for our products and services;

    - introduce new products and product enhancements;

    - increase our sales and marketing activities, including expanding our direct sales force and our indirect sales channels both domestically and internationally;

    - hire additional product development personnel;

    - implement new and upgraded information and financial systems, procedures and controls as well as hire additional general and administrative personnel; and

    - broaden our customer support and professional services capabilities.

    As a result, we will need to generate significant increases in our quarterly net revenues to achieve and maintain profitability. Although our net revenues have grown in recent quarters, we may not be able to sustain these growth rates or achieve or sustain profitability, particularly because increased operating expenses will be incurred before we realize any net revenues from these expenses. Our failure to achieve and sustain profitability will seriously harm our business and results of operations. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR SUCCESS DEPENDS ON SALES OF OUR BIG/IP CONTROLLER.

    We currently derive, and expect to continue to derive, a substantial portion of our net revenues from sales of BIG/ip. Implementation of our strategy depends upon BIG/ip being able to solve critical network availability and performance problems of our customers. If BIG/ip is unable to solve these problems for our customers, its attractiveness will be diminished. A decline in the price of, or demand for, BIG/ip or our failure to achieve broad market acceptance of BIG/ip, will seriously harm our business and results of operations. We cannot predict the lifecycle of BIG/ip for several reasons, including:

    - the recent emergence of the market for Internet traffic management solutions;

    - the uncertain timing and level of acceptance of our BIG/ip product enhancements;

    - the risk of technological changes that may make BIG/ip obsolete; and

    - future competition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW PRODUCTS AND FEATURES AND
  ADAPT TO RAPID TECHNOLOGICAL CHANGE.

    The Internet traffic management market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. We are currently developing new product features and in the future we expect to expand our operations by promoting new and complementary products and services. In addition, our objective of providing complete Internet traffic management solutions will require us to develop and introduce new technologies and to offer functionality that we do not currently provide. Any development of these new products and technologies will require significant research and development resources and will involve many challenges. We may not be able to expand our product offerings or develop a complete Internet traffic management solution in a cost-effective or timely manner or at all. In the past, we have experienced delays in new product releases, and we may experience similar delays in the future. If we fail to deploy new product releases on a timely basis, our business and results of operations may be seriously harmed. Furthermore, if we are unable to expand our product offerings to provide a complete Internet traffic management solution, our business and future operations may be harmed significantly. In addition, such efforts may fail to increase market acceptance of our products or other Internet traffic management solutions, and the Internet traffic management market may not ultimately prove to be a sustainable market. If we were to incur delays in the introduction of new product features, or if these features do not provide the benefits expected or do not achieve widespread market acceptance, our business and results of operations will be seriously harmed. See "Business--Product Development."

THE MARKET FOR INTERNET TRAFFIC MANAGEMENT SOLUTIONS IS HIGHLY COMPETITIVE.

    Our markets are new, rapidly evolving and highly competitive, and we expect such competition to persist and intensify in the future. Our principal competitors in the Internet traffic management market are Cisco Systems, Inc. as well as a number of other public and private companies that offer load balancing and other network management products. We expect to continue to face additional competition as new participants enter the Internet traffic management market. We also compete with other providers of hardware and software who offer partial solutions to network infrastructure problems, including network-caching companies, clustering software providers, hardware server manufacturers and other networking companies. Alternatively, larger companies with significant resources, brand recognition and sales channels may form alliances with or acquire competing Internet traffic management solutions and emerge as significant competitors. In addition, potential competitors may bundle their products or incorporate an Internet traffic management component into existing products in a manner that discourages users from purchasing our products. Potential customers may also choose to purchase additional servers instead of our products.

    Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies have more extensive customer bases and broader customer relationships that could be leveraged, including relationships with many of our current and potential customers. In addition, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we do. These companies also have significantly more established customer support and professional services organizations and more extensive direct sales forces and direct and indirect sales channels than we do. In addition, these companies may adopt aggressive pricing policies to gain market share. As a result, we may not be able to maintain a competitive position against current or future competitors. Our failure to maintain and enhance our competitive position within the market may seriously harm our business and results of operations.

CONTINUED RAPID GROWTH MAY STRAIN OUR OPERATIONS.

    Since the introduction of our product line, we have experienced a period of rapid growth and expansion which has placed, and continues to place, a significant strain on all of our resources. From September 30, 1997 to March 1, 1999, the number of our employees increased from 20 to 123. We expect our anticipated growth and expansion to continue to strain our management, operational and financial resources. In addition, our management team has limited experience working together. Our Chief Technical Officer joined us in April 1998, and our Chief Financial Officer joined us in March 1999. There can be no assurance that our management team will be able to work effectively together to manage our organization as a public company.

    To accommodate this anticipated growth, we will be required to:

    - improve existing and implement new and upgraded information and financial systems, procedures and controls;

    - hire, train and manage additional qualified personnel; and

    - effectively manage multiple relationships with our customers, suppliers and other third parties.

    We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned information systems, procedures and controls may be inadequate to support our future operations. The difficulties associated with installing and implementing new systems, procedures and controls may place a significant burden on our management and our internal resources. In addition, as we grow internationally, we will have to expand our worldwide operations and enhance our communications infrastructure. Any delay in the implementation of such new or enhanced systems, procedures or controls, or any disruption in the transition to such new or enhanced systems, procedures or controls, may seriously harm our ability to accurately forecast sales demand, manage our product inventory and record and report financial and management information on a timely and accurate basis. Our inability to manage growth effectively may seriously harm our business and results of operations.

WE INTEND TO EXPAND OUR INTERNATIONAL OPERATIONS AND MAY ENCOUNTER A NUMBER OF
  FACTORS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT MAY SERIOUSLY HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

    International sales represented approximately 6.6% of our net revenues for the year ended September 30, 1997, 3.5% for the year ended September 30, 1998 and 2.3% for the quarter ended December 31, 1998. We currently have sales personnel in the United Kingdom and in Germany and intend to expand the scope of our international operations. If we are unable to expand our international operations successfully and in a timely manner, our business and results of operations may be seriously harmed. Our continued growth will require further expansion of our international operations in selected countries in the European and Asia Pacific markets. We have only limited experience in marketing, selling and supporting our products internationally. Such expansion may be more difficult or take longer than we anticipate, and we may not be able to successfully market, sell, deliver and support our products internationally.

    Our international operations are, and any expanded international operations will be, subject to a variety of risks associated with conducting business internationally that may seriously harm our business and future operating results, including the following:

    - import or export licensing requirements;

    - potential adverse tax consequences;

    - increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

    - difficulties in collecting accounts receivable;

    - longer payment cycles;

    - fluctuations in currency exchange rates;

    - uncertainty relating to the European monetary conversion;

    - reduced or limited protection of our intellectual property rights in some countries;

    - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

    - recessionary environments in foreign economies.

WE DEPEND UPON OUR CURRENT THIRD-PARTY DISTRIBUTION RELATIONSHIPS AND NEED TO
  DEVELOP NEW RELATIONSHIPS.

    Our sales strategy requires that we establish multiple indirect sales channels in the United States and internationally through leading industry resellers, original equipment manufacturers, systems integrators, Internet service providers and other channel partners. We have a limited number of agreements with companies in these channels, and we may not be able to increase our number of distribution relationships or maintain our existing relationships. One of our resellers, Exodus Communications, Inc., accounted for 14.9% of our net revenues for the three months ended December 31, 1998.

    Typically, our agreements with our channel partners do not prevent these companies from selling products of other companies, including products that may compete with our products and generally do not contain minimum sales or marketing performance requirements. As a result, our channel partners may give higher priority to products of other companies, or to their own products, thus reducing their efforts to sell our products. These agreements generally are non-exclusive and are for one-year terms with no obligation of our channel partners to renew the agreements. Accordingly, while the loss of, or significant reduction in sales volume to, any of our current or future channel partners may seriously harm our business and results of operations, a significant increase in sales through these channels may negatively impact our gross profit.

    In order to support and develop leads for our indirect sales channels, we also plan to expand our field sales and customer support staff significantly. We cannot assure you that this internal expansion will be successfully completed, that the cost of this expansion will not exceed the net revenues generated or that our expanded sales and support staff will be able to compete successfully against the significantly more extensive and well-funded sales and marketing operations of many of our current or potential competitors. Our inability to effectively establish our indirect sales channels or manage the expansion of our sales and support staff will seriously harm our business and results of operations.

WE NEED TO EXPAND OUR MARKETING AND SALES, PROFESSIONAL SERVICES AND CUSTOMER
  SUPPORT CAPABILITIES TO INCREASE MARKET ACCEPTANCE OF OUR PRODUCTS.

    Our products and services require a sophisticated marketing and sales effort targeted at several levels within a prospective customer's organization. We have recently expanded our sales force and plan to hire additional sales personnel. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. Our inability to retain and hire qualified sales personnel may seriously harm our business and results of operations.

    We currently have a small professional services and customer support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. The installation of Internet traffic management solutions, the integration of these solutions into existing networks and the ongoing support can be complex. Accordingly, we need highly-trained professional services and customer support personnel. Hiring professional services and customer support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of our products. Our inability to attract, train or retain the number of highly qualified professional services and customer support personnel that our business needs may seriously harm our business and results of operations.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND ON OUR ABILITY TO HIRE ADDITIONAL
  QUALIFIED PERSONNEL.

    Our success depends to a significant degree upon the continued contributions of our key management, product development, sales and marketing and finance personnel, many of whom will be difficult to replace. In particular, we rely on our President and Chief Executive Officer, Jeffrey Hussey. The loss of Mr. Hussey's services would seriously harm our business and results of operations. We do not have employment contracts with any of our key personnel.

    We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, product development, sales and marketing and finance personnel. Competition for such personnel is intense, especially in the Seattle area, and there can be no assurance that we will be successful in attracting and retaining such personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales and marketing personnel, may seriously harm our business and results of operations.

WE HAVE AN UNPREDICTABLE SALES CYCLE.

    We are unable to predict our sales cycle because we have limited experience selling our products. Sales of BIG/ip, 3DNS and see/IT require us to educate potential customers on their use and benefits. The sale of our products is also subject to delays from the lengthy internal budgeting, approval and competitive evaluation processes that large corporations and governmental entities may require. For example, customers frequently begin by evaluating our products on a limited basis and devote time and resources to testing our products before they decide whether or not to purchase. Customers may also defer orders as a result of anticipated releases of new products or enhancements by us or our competitors. As a result, our products have an unpredictable sales cycle that contributes to the uncertainty of our future operating results.

COMPETITIVE PRESSURES MAY CAUSE THE AVERAGE SELLING PRICES OF OUR PRODUCTS TO
  DECREASE, WHICH MAY NEGATIVELY IMPACT GROSS PROFITS.

    We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors or other factors. Therefore, in order to maintain our gross profits, we must develop and introduce new products and product enhancements on a timely basis and continually reduce our product costs. Our failure to do so will cause our net revenue and gross profits to decline, which will seriously harm our business and results of operations. In addition, we may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices.

WE ARE DEPENDENT ON CONTRACT MANUFACTURERS AND NEED TO EXPAND OUR MANUFACTURING
  OPERATIONS.

    We rely on third party contract manufacturers to assemble our products, which use industry-standard hardware components. We currently subcontract substantially all of our assembly to two companies, which assemble BIG/ip and 3DNS for us, and we have experienced delays in shipments from these contract manufacturers in the past. In the future, we may experience similar or other problems, such as inferior quality and insufficient quantity of product, any of which may seriously harm our business and results of operations. There can be no assurance that we will be able to maintain adequate levels of product inventory, effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of our products of sufficient quality and quantity. We intend to introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of our products or the loss of one or more of our contract manufacturers may cause a delay in our ability to fulfill orders while we obtain a replacement manufacturer and may seriously harm our business and results of operations.

    If the demand for our products grows, we will need to increase our material purchases, contract manufacturing capacity and internal test and quality functions. Any disruptions in product flow may limit our revenue, may seriously harm our competitive position and may result in additional costs or cancellation of orders by our customers.

WE CURRENTLY PURCHASE SEVERAL KEY COMPONENTS USED IN THE MANUFACTURE OF OUR
  INTERNET TRAFFIC MANAGEMENT PRODUCTS FROM LIMITED SOURCES.

    We currently purchase several key hardware components used in the assembly of our products from limited sources. Generally, purchase commitments with our suppliers are on a purchase order basis. Any interruption or delay in the supply of any of these hardware components, or the inability to procure a similar component from alternate sources at acceptable prices within a reasonable time, will seriously harm our business and results of operations. In addition, qualifying additional suppliers can be time-consuming and expensive and may increase the likelihood of errors.

    Lead times for materials and hardware components used in our products vary significantly and depend on factors such as the specific supplier terms and demand for a component at a given time. If orders do not match forecasts, excess or inadequate supplies of certain materials, including components manufactured by our subcontractors, may seriously harm our business and results of operations. From time to time we have experienced shortages and allocations of certain hardware components. We are likely to encounter shortages and delays in obtaining hardware components in the future. These shortages and delays may seriously harm our business and results of operations.

UNDETECTED SOFTWARE OR HARDWARE ERRORS MAY SERIOUSLY HARM OUR BUSINESS AND
  RESULTS OF OPERATIONS.

    Internet traffic management products frequently contain undetected software or hardware errors when first introduced or as new versions are released. We have experienced such errors in the past in connection with new products and product upgrades. We expect that such errors will be found from time to time in new or enhanced products after commencement of commercial shipments. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. We may also be subject to liability claims for damages related to product errors. While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. A material product liability claim may seriously harm our business and results of operations.

    Our products must successfully operate with products from other vendors. As a result, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our products or another vendor's products, may result in the delay or loss of market acceptance of our products. The occurrence of any such problems may seriously harm our business and results of operations.

WE MAY NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY AND OUR PRODUCTS MAY
  INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

    We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We currently do not have any issued patents or any patent applications pending for any of our technology.

    We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, we have not entered into non-competition agreements with several of our former employees.

    From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights claims or initiate litigation against us or our contract manufacturers, suppliers or customers with respect to existing or future products. Although we have not been party to any claims alleging infringement of intellectual property rights, we cannot assure you that we will not be subject to such claims in the future. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights or those of our competitors. Any such claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or, in the case of claims against us, require us to cease using infringing technology, develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and results of operations may be seriously harmed.

OUR FAILURE AND THE FAILURE OF OUR KEY SUPPLIERS, MANUFACTURERS AND CUSTOMERS TO
  BE YEAR 2000 COMPLIANT MAY NEGATIVELY IMPACT OUR BUSINESS AND RESULTS OF OPERATIONS.

    As is true for most companies, the Year 2000 computer issue creates a significant risk for us. If systems do not correctly recognize date information when the year changes to 2000, there may be serious harm to our operations. This risk exists in at least four areas:

    - potential warranty or other claims arising from our products;

    - systems we use to run our business;

    - systems used by our suppliers and contract manufacturers; and

    - the potential reduced spending by other companies on Internet traffic management solutions as a result of significant information systems spending on Year 2000 remediation or to limit additional changes to their systems during the current year.

    We are currently evaluating our exposure in all of these areas.

    Although we believe our products are Year 2000 compliant, we cannot anticipate all customer situations and we may see an increase in warranty and other claims as a result of the Year 2000 transition. In addition, litigation regarding Year 2000 compliance issues is expected to escalate. For these reasons, the impact of customer claims may seriously harm our business and results of operations.

    We are also in the process of conducting an inventory and evaluation of the information systems used to run our business. We plan to replace or upgrade systems which are identified as non-compliant. For the Year 2000 non-compliance issues identified to date, the cost of remediation is not expected to exceed $50,000. However, if implementation of replacement systems is delayed, or if significant new non-compliance issues are identified, our business and results of operations may be seriously harmed.

    We are in the process of contacting our critical suppliers and contract manufacturers to determine whether their operations and the products and services they provide are Year 2000 compliant. The failure of our suppliers and contract manufacturers to be Year 2000 compliant may seriously harm our business and results of operations.

    Virtually all businesses face Year 2000 compliance issues and may require significant hardware and software upgrades or modifications to their computer systems and applications. Companies owning and operating such systems may plan to devote a substantial portion of their information systems' spending to fund such upgrades and modifications and divert spending away from Internet traffic management solutions to change their computer systems later this year as the Year 2000 approaches. Such changes in customers' spending patterns may seriously harm our business and results of operations.

OUR PRODUCTS ARE SUBJECT TO UNITED STATES EXPORT LAWS.

    The encryption technology contained in our products is subject to United States export controls. Such export controls limit our ability to distribute certain encrypted products outside of the United States. While we take precautions against unlawful exportation, such exportation inadvertently may have occurred in the past or may occur from time to time in the future, subjecting us to potential liability and serious harm. In addition, future legislation or regulation may further limit levels of encryption technology that can be included in our products. For example, recent proposals at the federal level call for domestic controls on encryption products and related services. Such new regulation would alter the design, production, distribution, and use of our products, and could reduce demand for our products.

    In addition, foreign governments have import and domestic use laws and regulations already in place that may restrict the type of encryption software that is permitted for distribution in their countries. As a consequence of such export, import and use controls, we have developed and marketed both domestic and international versions of BIG/ip, with the version for the United States market having encryption and the version for export to international markets having no encryption. We may also have to develop and market both domestic and international versions of 3DNS, global/SITE and other products and product enhancements that contain encryption software or sell products with a lower level of encryption than our customers desire. As a result, we may incur additional costs associated with the duplication of effort and expense in research, development, manufacturing, and distribution of different versions of products and enhancements. In addition, we may lose sales from customers who wish to have the same level of encryption security throughout their organization or be subject to potential liability or other serious harm if the alteration of our products causes them to perform at a level below their intended level. We may also encounter difficulties competing with non-United States producers of products with higher levels of encryption, who may both import their products into the United States and sell products overseas. Any such export or import restrictions, legislation, regulation or unlawful exportation or importation may seriously harm our business and results of operations.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS.

    We may make investments in complementary companies, products or technologies. If we buy a company, we may have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we may have difficulty in assimilating the acquired technology or products into our operations. These difficulties may disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which may be dilutive to our current shareholders.

OUR FUTURE CAPITAL NEEDS ARE UNCERTAIN.

    We expect that the net proceeds from this offering, cash from operations and borrowings available under our credit facility will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. After that, we may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. Further, if we issue additional equity securities, shareholders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop new products or enhance our existing products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. This may seriously harm our business and results of operations. See "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

WE ARE SIGNIFICANTLY CONTROLLED BY EXISTING SHAREHOLDERS.

    On completion of this offering, executive officers, directors and their affiliates and 5% shareholders will beneficially own, in the aggregate, approximately % of our outstanding common stock. As a result, these shareholders will be able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us. See "Principal and Selling Shareholder."

NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL
  DILUTION.

    The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this
offering will, therefore, incur immediate dilution of $     in net tangible book
value per share of common stock. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

NO PUBLIC MARKET FOR OUR COMMON STOCK CURRENTLY EXISTS AND OUR STOCK PRICE MAY
  FLUCTUATE AFTER THIS OFFERING.

    Prior to this offering, you could not buy or sell our common stock on a public market. An active public market for our common stock may not develop or be sustained after this offering. Although the initial public offering price will be determined based on several factors, the market price for our common stock will vary from the initial offering price after this offering. See "Underwriting." The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

    - quarterly variations in operating results;

    - changes in financial estimates by securities analysts;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - any future sales by us of common stock or other securities; and

    - stock market price and volume fluctuations, which are particularly common among securities of high technology companies.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation may result in substantial costs and divert management's attention and resources, which may seriously harm our business and results of operations.

WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS.

    Certain provisions of our articles of incorporation and bylaws, as well as provisions of Washington law, may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. See "Description of Capital Stock."

SUBSTANTIAL SALES OF SHARES MAY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

    If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. Such sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. After completion of this offering, we will have outstanding shares of common stock, assuming no exercise of outstanding options or warrants after March 1, 1999 and no exercise of the underwriters' over-allotment option. The shares eligible for sale in the public market are as follows:

                                 SHARES
    DAYS AFTER DATE OF        ELIGIBLE FOR
      THIS PROSPECTUS             SALE                                     COMMENT
---------------------------  --------------  --------------------------------------------------------------------
Upon effectiveness.........                  Shares sold in the offering

90 days....................                  Shares salable under Rule 144 that are not subject to the lock-up

180 days...................                  Lock-up released: shares salable under Rules 144 and 701

    See "Shares Eligible for Future Sale" and "Underwriting."

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE OFFERING PROCEEDS.

    The majority of the net proceeds of this offering are not allocated for specific uses and our management can spend most of the proceeds from this offering in ways with which the shareholders may not agree. We cannot predict that the proceeds will be invested to yield a favorable return. See "Use of Proceeds."

WE DO NOT INTEND TO PAY DIVIDENDS.

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

                           FORWARD LOOKING STATEMENTS

    Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

    F5 will receive net proceeds of $        from the sale of         shares of
common stock at an assumed initial public offering price of $        per share
after deducting estimated underwriting commissions and discounts of $        and
estimated expenses of $        . We will not receive any proceeds from the sale
of common stock by the selling shareholder.

    The principal purpose of this offering is to create a public market for the common stock of F5. We intend to use the proceeds of this offering for working capital and general corporate purposes. We may also use some of the proceeds for strategic acquisitions of products and technologies that will complement or extend our existing Internet traffic management solutions, although we are not currently planning any of these transactions. Pending such uses, we intend to invest the net proceeds of the initial public offering in investment grade interest-bearing securities.

                                DIVIDEND POLICY

    F5 has never declared or paid any cash dividends on shares of its common stock. We intend to retain any future earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of F5 as of December 31, 1998 (1) on an actual basis, (2) on a pro forma basis, after giving effect to the conversion of all outstanding shares of preferred stock into common stock and the one share dividend paid on each share of common stock on January 27, 1999 and (3) on a pro forma basis as adjusted to reflect, our receipt of the
estimated net proceeds from the sale of      shares of common stock offered by
us at an assumed initial public offering price of $   per share and the filing
of our amended articles of incorporation upon the closing of this offering.

    The capitalization information set forth in the table below is qualified by, and should be read in conjunction with, the more detailed financial statements and notes of F5 appearing elsewhere in this prospectus.

                                                                                   DECEMBER 31, 1998
                                                                       ------------------------------------------
                                                                                                      PRO FORMA
                                                                        ACTUAL     PRO FORMA (1)     AS ADJUSTED
                                                                       ---------  ----------------  -------------
                                                                                     (IN THOUSANDS)
                                                                                      (UNAUDITED)
Shareholders' equity:
    Preferred stock: no par value, 10,000,000 shares authorized,
      2,944,688 shares issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma
      and pro forma as adjusted......................................  $  11,885     $                $
    Common stock: no par value, 50,000,000 shares authorized,
      6,358,500 issued and outstanding, actual; 50,000,000 shares authorized, 14,472,876 shares issued and outstanding, pro
      forma; and 100,000,000 shares authorized,      shares issued
      and outstanding, pro forma as adjusted.........................      4,355         16,240
    Unearned compensation............................................     (2,656)        (2,656)
    Accumulated deficit..............................................     (7,654)        (7,654)
                                                                       ---------        -------     -------------
        Total shareholders' equity and capitalization................  $   5,930     $    5,930       $
                                                                       ---------        -------     -------------
                                                                       ---------        -------     -------------

------------------------

(1) Pro forma reflects the conversion upon the closing of this offering of each outstanding share of preferred stock into common stock as follows:

                                                                              AS
                                                           OUTSTANDING    CONVERTED
                                                          -------------   ----------
    Series A preferred stock............................      400,000     2,400,000
    Series B preferred stock............................    1,250,000     2,500,000
    Series C preferred stock............................      156,250       937,500
    Series D preferred stock............................    1,138,438     2,276,876

This capitalization table excludes the following shares:

    - 2,265,940 shares subject to options outstanding as of December 31, 1998 with a weighted average exercise price of $0.45 per share;

    - 3,421,310 additional shares that could be issued under our stock plans, including 2,600,000 shares reserved for issuance under our stock plans but subject to shareholder approval; and

    - 2,200,000 shares that could be issued upon exercise of warrants outstanding as of December 31, 1998 with a weighted average exercisable price of $0.71.

                                    DILUTION

    F5's pro forma net tangible book value as of December 31, 1998 was $5.9 million, or approximately $0.40 per share, after giving effect to the conversion of all outstanding preferred stock into common stock on a pro forma basis. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding on a pro forma basis. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this
offering. After giving effect to the sale of the      shares of common stock
offered by us hereby at an assumed initial public offering price of $   per
share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book
value at December 31, 1998 would have been $     million, or approximately $
per share. This represents an immediate increase in pro forma net tangible book
value of $   per share to existing shareholders and an immediate dilution in net
tangible book value of $   per share to new investors of common stock in this
offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share...........................................             $
    Pro forma net tangible book value per share as of December 31, 1998...................  $    0.40
    Increase in net tangible book value per share attributable to new investors...........
                                                                                            ---------
Pro forma net tangible book value per share after this offering...........................
                                                                                                       ---------
Dilution in net tangible book value per share to new investors............................             $
                                                                                                       ---------
                                                                                                       ---------

    The following table sets forth, on a pro forma basis as of December 31, 1998, after giving effect to the conversion of all outstanding preferred stock into common stock, the difference between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing holders of common stock and by the new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of
$   per share.

                                                      SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                                   ----------------------  -----------------------   PRICE PER
                                                    NUMBER      PERCENT      AMOUNT      PERCENT       SHARE
                                                   ---------  -----------  ----------  -----------  -----------
Existing shareholders............................  14,472,876           %  $12,609,000           %   $    0.87
New investors....................................
                                                   ---------  -----------  ----------  -----------  -----------
        Total....................................                  100.0%  $                100.0%   $
                                                   ---------  -----------  ----------  -----------  -----------
                                                   ---------  -----------  ----------  -----------  -----------

    The foregoing tables assume no exercise of the underwriters' over-allotment option and exclude the following: 2,265,940 shares subject to options outstanding as of December 31, 1998 with a weighted average exercise price of $0.45 per share; 3,421,310 additional shares that could be issued under our stock plans, including 2,600,000 shares reserved for issuance under our stock plans but subject to shareholder approval; and 2,200,000 shares that could be issued upon exercise of warrants outstanding as of December 31, 1998 with a weighted average exercisable price of $0.71. To the extent that any shares are issued upon exercise of outstanding options or warrants or reserved for future issuance under our stock plans, there will be further dilution to new investors. See "Management--Incentive Stock Plans" and "Description of Capital Stock."

    Sales by the selling shareholder in this offering will reduce the number of
shares of common stock held by existing shareholders to      , or approximately
  % (     shares, or approximately   %, if the underwriters' over-allotment
option is exercised in full) of the total number of shares of common stock outstanding upon the closing of this offering and will increase the number of
shares held by new public investors to      , or approximately   % (     shares,
or approximately   % if the underwriters' over-allotment option is exercised in full) of the total number of shares of common stock outstanding after this offering. See "Principal and Selling Shareholder."

                            SELECTED FINANCIAL DATA

    The selected statement of operations data for the period February 26, 1996, inception, to September 30, 1996, and for the years ended September 30, 1997 and 1998 and the balance sheet data at September 30, 1997 and 1998 are derived from the financial statements of F5, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and included elsewhere in this prospectus. The financial data as of and for the periods ended December 31, 1997 and 1998 are unaudited, but have been prepared on a basis consistent with the audited financial statements of F5 and the notes thereto and include all adjustments (constituting only normal recurring adjustments) which F5 considered necessary for a fair presentation of the information. The results of operations for the three months ended December 31, 1998 are not necessarily indicative of results to be expected for the year or for any future periods. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this prospectus (in thousands, except per share data).

                                                         PERIOD FROM      FISCAL YEAR ENDED     THREE MONTHS ENDED
                                                        FEBRUARY 26,
                                                            1996            SEPTEMBER 30,          DECEMBER 31,
                                                       (INCEPTION) TO    --------------------  --------------------
                                                       SEPTEMBER 1996      1997       1998       1997       1998
                                                      -----------------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues........................................      $       2      $     229  $   4,889  $     842  $   2,695
Cost of net revenues................................              1             71      1,405        210        820
                                                             ------      ---------  ---------  ---------  ---------
  Gross profit......................................              1            158      3,484        632      1,875
                                                             ------      ---------  ---------  ---------  ---------
Operating expenses:
  Sales and marketing...............................             62            565      3,881        555      2,216
  Research and development..........................            103            569      1,810        194      1,020
  General and administrative........................            180            383      1,041        202        525
  Amortization of unearned compensation.............              4             69        420         31        368
                                                             ------      ---------  ---------  ---------  ---------
    Total operating expenses........................            349          1,586      7,152        982      4,129
Loss from operations................................           (348)        (1,428)    (3,668)      (350)    (2,254)
Interest income (expense), net......................             18            (28)        (4)       (23)        58
                                                             ------      ---------  ---------  ---------  ---------
Net loss............................................      $    (330)     $  (1,456) $  (3,672) $    (373) $  (2,196)
                                                             ------      ---------  ---------  ---------  ---------
                                                             ------      ---------  ---------  ---------  ---------
Net loss per share--basic and diluted...............      $   (0.06)     $   (0.24) $   (0.60) $   (0.06) $   (0.36)
                                                             ------      ---------  ---------  ---------  ---------
                                                             ------      ---------  ---------  ---------  ---------
Weighted average shares--basic and diluted..........          5,932          6,000      6,086      6,294      6,047
                                                             ------      ---------  ---------  ---------  ---------
                                                             ------      ---------  ---------  ---------  ---------
Pro forma net loss per share (unaudited):
  Net loss per share--basic and diluted.............                                $   (0.26)            $   (0.16)
                                                                                    ---------             ---------
                                                                                    ---------             ---------
  Weighted average shares--basic and diluted........                                   14,201                14,162
                                                                                    ---------             ---------
                                                                                    ---------             ---------

                                                                SEPTEMBER 30,            DECEMBER 31,
                                                       -------------------------------  ---------------
                                                         1996       1997       1998          1998
                                                          ---     ---------  ---------  ---------------
                                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents............................  $     624  $     143  $   6,206     $   4,458
Working capital (deficit)............................        617       (317)     6,763         4,869
Total assets.........................................        817        919      9,432         9,037
Long-term obligations................................         29        216         --            --
                                                             ---  ---------  ---------        ------
Shareholders' equity (deficit).......................        737       (231)     7,608         5,930

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND NOTES. OUR DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    F5 is a leading provider of integrated Internet traffic management solutions designed to improve the availability and performance of mission-critical Internet-based servers and applications. We were incorporated on February 26, 1996 and began operations in April 1996. During the period from February 26, 1996 through September 30, 1996, we were a development stage enterprise and had no product revenues. Our operating activities during this period related primarily to developing our initial product, recruiting personnel, building our corporate infrastructure and raising capital.

    In July 1997, we released our first version of our BIG/ip-Registered Trademark- Controller, and began to expand our operations. We increased our investment in research and development, marketing programs, domestic and international sales channels, customer support and services and our general and administrative infrastructure. Since June 30, 1997, we have:

    - hired more than 100 employees;

    - hired sales representatives in six domestic locations;

    - hired professional services and customer support personnel in five domestic locations;

    - released several upgrades to BIG/ip;

    - released two new products, our 3DNS-TM- Controller and our see/IT-TM-Network Management Console;

    - engaged sales representatives in the European and Asia Pacific markets;
      and

    - established a distributor relationship with one international reseller.

    Our net revenues grew from $229,000 for the year ended September 30, 1997 to $4.9 million for the year ended September 30, 1998 and were $2.7 million for the three months ended December 31, 1998. To date, we have derived substantially all of our net revenues from sales of BIG/ip.

    Net revenues derived from customers located outside of the United States were $15,000 in 1997, $172,000 in 1998 and $61,000 for the quarter ended
December 31, 1998. We plan to expand our international operations significantly, particularly in selected countries in the European and Asia Pacific markets, because we believe international markets represent a significant growth opportunity. The expansion of our international operations will be subject to a variety of risks that could significantly harm our business and results of operations.

    Customers who purchase BIG/ip or 3DNS receive installation services and an initial customer support contract, typically covering a 12-month period. Customers may also purchase additional services, which are customarily billed at fixed rates, plus out-of-pocket expenses. We generally combine the software license, installation and customer support elements of our products into a package with a single price. We allocate a portion of the sales price to each element of the bundled package based on their respective fair values when the individual elements are sold separately. Revenues from the license of software are recognized when the product has been shipped and the customer is obligated to pay for the product. Installation revenue is recognized when the product has been installed at the customer's site. Revenues for customer support are recognized on a straight-line basis over the initial service contract term. Estimated sales returns are based on historical experience by product and are recorded at the time revenues are recognized.

    We have incurred losses since our inception, and as of December 31, 1998, had an accumulated deficit of $7.7 million. Our success in growing net revenues depends on increasing our customer base and expanding our product line as well as continued growth of the emerging Internet traffic management market. Accordingly, we intend to continue to invest heavily in sales and marketing, promotion of the F5 brand, customer service and support, research and development, operating infrastructure and general and administrative staff to support our growth. As a result of these investments, we expect that our operating expenses will increase significantly and that we will continue to incur substantial operating losses for the foreseeable future. To achieve and maintain profitability we will need to increase our net revenues significantly. Although we have experienced rapid growth in net revenues in recent periods, we may not be able to sustain these growth rates or achieve or sustain profitability.

    We have recorded a total of $3.5 million of unearned compensation costs since our inception through December 31, 1998. These charges represent the difference between the exercise price and the deemed fair value of certain stock options granted to our employees and outside directors. These options generally vest over a four-year period. We are amortizing these costs over the vesting period of the options and have recorded unearned compensation of $69,000 and $420,000 for the years ended September 30, 1997 and 1998, respectively, and $31,000 and $368,000 for the three months ended December 31, 1997 and 1998, respectively.

    We expect to record additional unearned compensation costs of approximately $2.6 million for stock options granted subsequent to December 31, 1998. We expect to recognize amortization expense related to unearned compensation of approximately $2.4 million, $1.8 million, $934,000 and $395,000 in the years ended September 30, 1999, 2000, 2001 and 2002, respectively. We cannot guarantee, however, that we will not accrue additional unearned compensation costs in the future or that our current estimate of these costs will prove accurate, either of which events could seriously harm our business and results of operations.

    We expense our research and development costs as incurred except for certain software development costs. Software development costs incurred in connection with product development are charged to research and development expense until technological feasibility is established. After that, until the product is released for sale, such software development costs are capitalized. These costs are then amortized over the estimated economic life of the products, generally two years.

    Through December 31, 1998, we capitalized a total of $201,000 of software development costs. We amortized $4,000 and $79,000 of these costs during the years ended September 30, 1997 and 1998, respectively, and $8,000 and $26,000 for the three months ended December 31, 1997 and December 31, 1998 respectively.

    In view of the rapidly changing nature of our business and our limited operating history, we believe that period-to-period comparisons of net revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. This is particularly true of companies such as ours that operate in new and rapidly evolving markets.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data as a percentage of total net revenues for the periods indicated. Data for the period from inception, February 26, 1996, to September 30, 1996, are not presented because we did not have product revenues during that period. Further, the amounts for the period from February 26, 1996 through September 30, 1996 are not comparable to the amounts for the year ended September 30, 1997 due to different lengths of the respective periods and the rapid acceleration of our activities and related expenses throughout the 1997 period.

                                                                                                         THREE MONTHS
                                                                                      YEAR ENDED             ENDED
                                                                                    SEPTEMBER 30,        DECEMBER 31,
                                                                                  ------------------   -----------------
                                                                                    1997      1998      1997      1998
                                                                                  --------   -------   -------   -------
                                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues....................................................................     100.0%    100.0%    100.0%    100.0%
Cost of net revenues............................................................      31.0      28.7      24.9      30.4
                                                                                  --------   -------   -------   -------
  Gross margin..................................................................      69.0      71.3      75.1      69.6

Operating expenses:
  Sales and marketing...........................................................     246.8      79.4      65.9      82.2
  Research and development......................................................     248.5      37.0      23.0      37.8
  General and administrative....................................................     167.2      21.3      24.0      19.5
  Amortization of unearned compensation.........................................      30.1       8.6       3.7      13.7
                                                                                  --------   -------   -------   -------
    Total operating expenses....................................................     692.6     146.3     116.6     153.2
                                                                                  --------   -------   -------   -------
Loss from operations............................................................    (623.6)    (75.0)    (41.5)    (83.6)
Interest income (expense), net..................................................     (12.2)     (0.1)     (2.8)      2.1
                                                                                  --------   -------   -------   -------
Net loss........................................................................    (635.8)%   (75.1)%   (44.3)%   (81.5)%
                                                                                  --------   -------   -------   -------
                                                                                  --------   -------   -------   -------

THREE MONTHS ENDED DECEMBER 31, 1997 AND 1998 (UNAUDITED)

    NET REVENUES. Net revenues increased by 220.7% from $842,000 for the three months ended December 31, 1997 to $2.7 million for the three months ended December 31, 1998. One of our resellers, Exodus Communications, accounted for approximately 14.9% of our net revenues for the three months ended December 31, 1998. This increase in net revenues resulted primarily from an increase in the quantity of our products shipped due to increased market acceptance, growth of our customer base through our direct and indirect sales channels, repeat business from our existing customers, and to a lesser extent, introduction of new products. As our net revenue base increases, we do not believe we can sustain the historical percentage growth rates of net revenues.

    COST OF NET REVENUES. Cost of net revenues consists primarily of out-sourced hardware components and manufacturing, fees for third-party software products integrated into our products, personnel and an allocation of our facilities and depreciation expenses. Cost of net revenues increased by 290.5% from $210,000 for the three months ended December 31, 1997 to $820,000 for the three months ended December 31, 1998. This increase was due to the increased number of products shipped and to increases in personnel costs associated with product installation.

    Cost of net revenues as a percentage of net revenues was 24.9% for the three months ended December 31, 1997 as compared to 30.4% for the three months ended December 31, 1998. This increase in cost of net revenues as a percentage of net revenues was due primarily to an increase in the percentage of total net revenues generated from resellers who buy our products for lower average prices than our direct sales prices resulting in lower gross profit margins. We anticipate that gross margins may decrease in the future to the extent we experience price erosion or due to an increase in the percent of total net revenues generated from channel partners. This decrease may be offset to the extent we license software versions of our products that have higher gross margins.

    SALES AND MARKETING. Our sales and marketing expenses consist primarily of salaries, commissions and related benefits of our sales and marketing staff, costs of our marketing programs, including public relations, advertising and trade shows and an allocation of our facilities and depreciation expenses. Sales and marketing expenses increased by 296.4%, from $555,000 for the three months ended December 31, 1997 to $2.2 million for the three months ended December 31, 1998. This increase was due primarily to an increase in sales and marketing and professional services personnel from 15 to 49, increased advertising and promotional activities, expansion of our other marketing programs and an increase in total sales compensation. We expect to increase sales and marketing expenses in order to grow net revenues and expand our brand awareness.

    RESEARCH AND DEVELOPMENT. Our research and development expenses consist primarily of salaries and related benefits for our product development personnel and an allocation of our facilities and depreciation expenses. Research and development expenses increased by 415.5%, from $194,000 for the three months ended December 31, 1997 to $1.0 million for the three months ended December 31, 1998. This increase was due primarily to an increase in product development personnel from 10 to 34. Our future success is dependent in large part on the continued enhancement of our current products and our ability to develop new, technologically advanced products that meet the needs of our customers. We expect research and development expenses to increase in future periods.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses consist primarily of salaries, benefits and related costs of our executive, finance, human resource and legal personnel, third-party professional service fees and an allocation of our facilities and depreciation expenses. General and administrative expenses increased by 159.9% from $202,000 for the three months ended December 31, 1997 to $525,000 for the three months ended December 31, 1998. This increase was due primarily to an increase in general and administrative personnel from 5 to 21. We expect general and administrative expenses to increase as we expand our staff, further develop our internal information systems and incur costs associated with being a publicly-held company.

    UNEARNED COMPENSATION. We recorded unearned compensation charges of $31,000 and $368,000 for the three months ended December 31, 1997 and 1998, respectively. See Note 8 of notes to our financial statements.

    INTEREST INCOME (EXPENSE), NET. Interest income consists of earnings on our cash and cash equivalent balances offset by interest expense associated with debt obligations. Net interest expense was $23,000 for the three months ended December 31, 1997 compared to net interest income of $58,000 for the three months ended December 31, 1998. This increase was due primarily to increased interest earned on cash and cash equivalents received from the sale of preferred stock in August 1998.

    INCOME TAXES. There was no provision for federal or state income taxes for any period as we have incurred operating losses since inception. As of September 30, 1998, we had approximately $4.6 million of net operating loss carryforwards for federal income tax purposes. Utilization of the net operating loss carryforwards may be subject to annual limitations due to the ownership change limitations contained in the Internal Revenue Code of 1986 and similar state provisions. Annual limitations may result in the expiration of the net operating losses before we can utilize them. The federal net operating loss carryforwards will expire at various dates beginning in 2011 through 2018 if we do not use them. See Note 5 of notes to our financial statements.

YEARS ENDED SEPTEMBER 30, 1997 AND 1998

    NET REVENUES. Net revenues increased by 2,039.7% from $229,000 for the year ended September 30, 1997 to $4.9 million for the year ended September 30, 1998. This increase in net revenues resulted primarily from an increase in the quantity of our products shipped due to increased market acceptance of our products, introduction of enhanced versions of BIG/ip, growth of our customer base and repeat business from our existing customer base.

    COST OF NET REVENUES. Cost of net revenues increased by 1,871.8% from $71,000 in 1997 to $1.4 million in 1998. This increase was due primarily to the increase in volume of shipments of our products sold. Cost of net revenues as a percentage of net revenues decreased from 31.0% in 1997 to 28.7% in 1998 due to a decrease in direct product cost. This decrease was partially offset by a higher percentage of sales by resellers and net revenues from services, which have lower gross profit margins than net revenues derived from direct product sales.

    SALES AND MARKETING. Our sales and marketing expenses increased by 590.3%, from $565,000 in 1997 to $3.9 million in 1998. This increase was due primarily to investing in our sales and marketing infrastructure, both domestically and internationally. These investments included an increase in our sales and marketing and professional services personnel from 7 to 37, recruiting fees, travel expenses, and related facility and equipment costs as well as increased marketing activities, including advertising, trade shows and other promotional expenses. Sales and marketing expenses decreased from 246.8% of net revenues in 1997 to 79.4% of net revenues in 1998. This percentage decrease was due primarily to our net revenues growing faster than our sales and marketing expenses.

    RESEARCH AND DEVELOPMENT. Our research and development expenses increased by 216.3% from $569,000 in 1997 to $1.8 million in 1998. This increase was due primarily to an increase in our software engineers and other technical staff from 9 to 27. Research and development expenses decreased from 248.5% of our net revenues in 1997 to 37.0% of our net revenues in 1998. This percentage decrease was due primarily to our net revenues growing faster than our research and development expenses.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses increased by 161.1% from $383,000 in 1997 to $1.0 million in 1998. This increase was due primarily to an increase in general and administrative personnel from 4 to 16. General and administrative costs decreased from 167.2% of our net revenues in 1997 to 21.3% of our net revenues in 1998. This percentage decrease was due primarily to our net revenues growing faster than our general and administrative expenses.

    INTEREST INCOME (EXPENSE), NET. Net interest expense was $28,000 in 1997 compared to net interest expense of $4,000 in 1998. This decrease was due primarily to increased interest earned on cash and cash equivalents received from the sale of our preferred stock in August 1998.

QUARTERLY RESULTS OF OPERATIONS

    The following tables present our unaudited quarterly results of operations for the six quarters ended December 31, 1998 in dollars and as a percentage of net revenues. You should read the following tables in conjunction with our financial statements and related notes contained elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements. These tables include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                                                 THREE MONTHS ENDED
                                                 ----------------------------------------------------------------------------------
                                                   SEPT. 30,       DEC. 31,     MARCH 31,   JUNE 30,     SEPT. 30,       DEC. 31,
                                                     1997            1997         1998        1998         1998            1998
                                                 -------------   ------------   ---------   --------   -------------   ------------
                                                                                   (IN THOUSANDS)
                                                                                    (UNAUDITED)
Net revenues...................................      $ 166          $ 842        $  995     $ 1,144       $ 1,908        $ 2,695
Cost of net revenues...........................         55            210           249         406           540            820
                                                     -----          -----       ---------   --------   -------------      ------
    Gross profit...............................        111            632           746         738         1,368          1,875
                                                     -----          -----       ---------   --------   -------------      ------

Operating expenses:
  Sales and marketing..........................        203            555           787       1,097         1,442          2,216
  Research and development.....................        210            194           340         525           751          1,020
  General and administrative...................        110            202           236         252           351            525
  Amortization of unearned compensation........         69             31            60         114           215            368
                                                     -----          -----       ---------   --------   -------------      ------
    Total operating expenses...................        592            982         1,423       1,988         2,759          4,129
                                                     -----          -----       ---------   --------   -------------      ------
Loss from operations...........................       (481)          (350)         (677)     (1,250)       (1,391)        (2,254)
Interest income (expense), net.................        (26)           (23)            4          (2)           17             58
                                                     -----          -----       ---------   --------   -------------      ------
Net loss.......................................      $(507)         $(373)       $ (673)    $(1,252)      $(1,374)       $(2,196)
                                                     -----          -----       ---------   --------   -------------      ------
                                                     -----          -----       ---------   --------   -------------      ------

                                                                                 THREE MONTHS ENDED
                                                 ----------------------------------------------------------------------------------
                                                   SEPT. 30,       DEC. 31,     MARCH 31,   JUNE 30,     SEPT. 30,       DEC. 31,
                                                     1997            1997         1998        1998         1998            1998
                                                 -------------   ------------   ---------   --------   -------------   ------------
                                                                                   (IN THOUSANDS)
                                                                                    (UNAUDITED)
Net revenues...................................      100.0%         100.0%        100.0%      100.0%       100.0%         100.0%
Cost of net revenues...........................       33.1           24.9          25.0        35.5         28.3           30.4
                                                    ------          -----       ---------   --------       -----          -----
    Gross margin...............................       66.9           75.1          75.0        64.5         71.7           69.6
                                                    ------          -----       ---------   --------       -----          -----

Operating expenses:
  Sales and marketing..........................      122.3           65.9          79.1        95.9         75.5           82.2
  Research and development.....................      126.5           23.0          34.2        45.9         39.4           37.8
  General and administrative...................       66.3           24.0          23.7        22.0         18.4           19.5
  Amortization of unearned compensation........       41.5            3.7           6.0        10.0         11.3           13.7
                                                    ------          -----       ---------   --------       -----          -----
    Total operating expenses...................      356.6          116.6         143.0       173.8        144.6          153.2
                                                    ------          -----       ---------   --------       -----          -----
Loss from operations...........................     (289.7)         (41.5)        (68.0)     (109.3)       (72.9)         (83.6)
Interest income (expense), net.................      (15.7)          (2.8)          0.4        (0.1)         0.9            2.1
                                                    ------          -----       ---------   --------       -----          -----
Net loss.......................................     (305.4)%        (44.3)%       (67.6)%    (109.4)%      (72.0)%        (81.5)%
                                                    ------          -----       ---------   --------       -----          -----
                                                    ------          -----       ---------   --------       -----          -----

    Our quarterly operating results have fluctuated significantly and we expect that future operating results will be subject to similar fluctuations for a variety of factors, many of which are substantially outside our control. See "Risk Factors--Our quarterly operating results are volatile and future operating results remain uncertain."

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations primarily through private placements of our preferred stock. Through December 31, 1998, gross proceeds from private placements of preferred stock totaled approximately $11.9 million. To a lesser extent, we have financed our operations through equipment financing and traditional lines of credit.

    As of December 31, 1998, we had cash and cash equivalents of $4.5 million, an increase of $3.8 million from cash and cash equivalents held as of December 31, 1997. This increase was due primarily to the sale of our preferred stock, which raised approximately $9.1 million, offset by cash used in operating activities and purchases of property and equipment.

    We have a $2.0 million working capital revolving line of credit with a lender that is collateralized by our accounts receivable and bears interest at the lender's prime rate plus one-half percent. This facility allows us to borrow up to the lesser of 75% of our eligible accounts receivable or $2.0 million. The agreement under which the line of credit was established contains certain covenants, including a provision requiring us to maintain specific financial ratios. As of December 31, 1998, there were no outstanding borrowings under this line of credit. We also had a capital equipment line with a lender for $100,000. Borrowings under this capital equipment line bear interest at the bank's prime rate plus 1.5 percent. The agreement requires that we maintain certain financial ratios and levels of tangible net worth, profitability and liquidity. This line expired in August 1998 and was never utilized.

    Cash used in our operating activities was $1.4 million in 1997, $3.4 million in 1998 and $1.6 million for the three months ended December 31, 1998. These cash outflows resulted from operating losses as well as in accounts receivable, prepaid expenses and other current assets and were partially offset by increases in accounts payable, accrued liabilities and deferred revenues.

    Net cash used in investing activities since our inception through December 31, 1998 is approximately $1.5 million, substantially all of which was used for the purchase of property and equipment. We expect capital expenditures to increase in the second half of 1999 due to the costs of expansion and expenditures for information systems and test equipment.

    As of December 31, 1998, our principal commitment consisted of obligations outstanding under operating leases. In March 1999, we agreed to lease approximately 20,000 square feet in a facility located in Seattle, Washington, for a term of 60 months. The annual cost of this lease is approximately $397,000, subject to annual adjustments. Although we have no other material commitments, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in our operations, infrastructure and personnel. In the future we may also require a larger inventory of products in order to provide better availability to customers and achieve purchasing efficiencies.

    We intend to substantially increase our operating expenses in 1999 and beyond as we:

    - enter new markets for our products and services;

    - introduce new products and product enhancements;

    - increase our sales and marketing activities and expand our direct sales force and indirect sales channels both domestically and internationally;

    - hire additional product development personnel;

    - implement new and upgraded information and financial systems; and

    - broaden our customer support and professional services capabilities.

    These operating expenses will consume a material amount of our cash resources, including a portion of the net proceeds of this offering. We expect that the net proceeds from this offering, cash from operations and borrowings available under our credit facility will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. After that, we may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. Further, if we issue additional equity securities, shareholders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop new products or enhance our existing products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. This may seriously harm our business and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    As of October 1, 1998 we adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. We had no material components of comprehensive income. The adoption of this statement has had no impact on our financial position, shareholders' equity (deficit), results of operations or cash flows. Accordingly, our comprehensive loss for the three months ended December 31, 1998 is equal to our reported loss.

    Additionally, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas and major customers. This statement is effective for financial statements for fiscal years beginning after December 15, 1997. The adoption of this statement did not have a material impact on the way we report information in our financial statements.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. We are required to adopt SOP 98-1 for the fiscal year beginning in October 1999. Our adoption of SOP 98-1 is not expected to have a material impact on our financial statements.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133 of Financial Accounting Standards, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of a hedge transaction and, if it is, the type of hedge transaction. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. We do not use derivative instruments, therefore the adoption of this statement will not have any effect on our results of operations or financial position.

YEAR 2000 COMPLIANCE

    BACKGROUND OF YEAR 2000 ISSUES. Many currently installed computer and communications systems and software products are unable to distinguish 21(st) century dates from 20(th) century dates. This situation could result in system failures or miscalculations causing business disruptions. As a result, many companies' software and computer and communications systems may need to be upgraded or replaced to become Year 2000 compliant.

    OUR PRODUCT TESTING AND LICENSING. We have tested all of our current products for Year 2000 compliance. We derived our testing method from our review and analysis of the Year 2000 testing practices of other software vendors, relevant industry Year 2000 compliance standards and the specific functionality and operating environments of our products. The tests are run on all supported platforms for each current release of our product and include testing for date calculations and internal storage of date information with test numbers starting in 1999 and going beyond the Year 2000. Based on these tests, we believe our products to be Year 2000 compliant with respect to date calculations and internal storage of date information.

    CUSTOMER CLAIMS. We may be subject to customer claims to the extent our products fail to operate properly as a result of the occurrence of the date January 1, 2000. In certain cases, liability may result to the extent our products are not able to store, display, calculate, compute and otherwise process date-related data. We could also be subject to claims based on the failure of our products to work with software or hardware from other vendors.

    INTERACTION OF OUR PRODUCTS WITH THIRD-PARTY SOFTWARE. Our products contain, operate with and depend on third-party software. We have contacted the companies we license software from and each has made representations that the licensed software is Year 2000 compliant. However, we may not be able to verify this by independent testing. Our products also interact with external sources such as other software programs and operating systems that may not be Year 2000 compliant. Any interaction with third-party software that is not Year 2000 compliant could cause our products to fail to operate or to process date information properly.

    OUR INTERNAL SYSTEMS. We are also in the process of conducting an inventory and evaluation of the information systems used to run our business. These systems include those related to product development, product delivery, customer service, internal and external communications, accounting and payroll, which we consider critical areas of our business. We are seeking vendor certification for all third-party systems and plan to develop a detailed risk assessment and action plan that will include testing of both critical systems and systems for which no certification has been obtained.

    COSTS OF ADDRESSING YEAR 2000 COMPLIANCE. Based on our preliminary evaluations, we do not believe we will incur significant expenses or be required to invest heavily in computer system improvements to be Year 2000 compliant. We do not believe the cost of remediation for Year 2000 non-compliance issues identified to date will exceed $50,000. However, significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. Any Year 2000 compliance problem experienced by us or our customers could decrease demand for our products which could seriously harm our business and results of operations.

                                    BUSINESS

    THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF F5, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    F5 is a leading provider of integrated Internet traffic management solutions designed to improve the availability and performance of mission-critical Internet-based servers and applications. Our proprietary software-based solutions monitor and manage local and geographically dispersed servers and intelligently direct traffic to the server best able to handle a user's request. Our products are designed to ensure fault-tolerance and provide timely responses to user requests and data flow. Our BIG/ip-Registered Trademark- and 3DNS-TM-Controllers, when combined with our see/IT-TM- Network Management Console, help organizations optimize their network server availability and performance and cost-effectively manage their Internet infrastructure. Our solutions are used by organizations who rely on the Internet as a fundamental component of their business. Our customers include Internet service providers, such as Exodus Communications, PSINet, MCI WorldCom, e-commerce companies and many other organizations that employ high-traffic Internet sites. Since shipping our first product in July 1997, we have sold our products to over 290 end-customers.

INDUSTRY BACKGROUND

    The Internet has emerged as a critical commerce and communications platform for businesses and consumers worldwide. International Data Corporation estimates that there were 97 million Internet users at the end of 1998 and anticipates this number will grow to approximately 320 million by 2002. This dramatic growth in the number of Internet users coupled with the increased availability of powerful new tools and equipment that enable the development, processing and distribution of data across the Internet have led to a proliferation of Internet-based applications and services, such as e-commerce, e-mail, electronic file transfers and online interactive applications. At the same time that the number of users of, and uses for, the Internet has increased significantly, the complexity and volume of Internet traffic has increased dramatically. According to the United States Department of Commerce, Internet traffic doubles every 100 days.

    As a result of the Internet's growing popularity and capabilities, numerous businesses have come to rely on it as a fundamental commerce and communications tool. For example, a growing number of organizations, such as Web hosting and e-commerce companies, rely primarily on the Internet to transact business. In addition, many businesses are using the Internet to deploy mission-critical business applications in browser-based intranet and extranet computing environments. Failure to deliver the expected availability and performance for these Internet-based applications can result in a significant cost to the organization.

    This widespread proliferation in the use and importance of the Internet has strained many organizations' network infrastructures. In order to support the dramatic increases in Internet use and traffic, many organizations have aggressively expanded network server capacity. According to IBM, servers are being connected to the Internet at a rate of 53,000 per month. Network infrastructures are further strained by unpredictable traffic, the complexity of the network environment and the increased variety of data, including multimedia components and video clips. In this environment, organizations often deploy multiple servers in a group, or array, which contains individual application-specific servers or redundant servers that operate together as a virtual large server. Server arrays can reduce single points of failure and be a cost-effective way to increase the potential capacity of the system by providing the flexibility to add additional servers to the array as needed. The practice of geographically dispersing server arrays to improve fault-tolerance and direct traffic more efficiently is also a growing trend.

    While additional servers, redundant server configurations and geographically dispersed server sites help address an organization's rapidly increasing traffic, they also increase the organization's need for sophisticated Internet traffic management tools to help manage the availability and performance of its servers and applications. For optimal server array performance, intelligent devices are required to direct traffic and synchronize content across local and geographically dispersed servers. These intelligent devices, or load balancers, identify which server, whether local or remote, is best able to handle user requests.

    Most currently available Internet traffic management products are extensions to hardware-based routers, which lack the robust functionality required to support current mission-critical Internet-based servers and applications. These products are typically not designed to address application availability, nor do they meet the manageability and scalability required by organizations who depend on the Internet as a fundamental commerce and communications tool. As a result, we believe that traditional traffic management products do not adequately address the need to manage traffic flows and ensure the availability of mission-critical servers and applications in the rapidly changing Internet environment.

F5 SOLUTION

    We develop, market and support cost-effective, integrated Internet traffic management solutions designed to ensure that mission-critical Internet-based servers and applications are continuously available and perform reliably. Our proprietary software-based solutions monitor and manage locally and geographically dispersed servers and intelligently direct traffic to the server best able to handle the user request. We believe that our products deliver Internet quality control by providing the following key benefits:

    HIGH SYSTEM AVAILABILITY. Our integrated suite of products works with servers deployed in a redundant server array over a local or wide area network to enhance network performance and reduce single points of failure. Our solutions continuously monitor network performance to enable real-time detection of server, application and content degradation or failure. Based on this information, our solutions automatically direct user requests to functioning servers and applications. Our products also enable network administrators to deploy new servers and take individual servers offline for routine maintenance without disrupting service to end users.

    INCREASED PERFORMANCE. Our proprietary software-based solutions provide a significant performance improvement over other current approaches. Our solutions monitor server and application response time and verify content. This information is used to intelligently direct user requests to the server with the fastest response time. By intelligently allocating traffic throughout the network, our solutions reduce server overload conditions that may cause performance degradation.

    COST-EFFECTIVE SCALABILITY. Our solutions enable more efficient utilization of existing server capacity by intelligently allocating traffic among servers. This capability allows organizations to optimize the capacity of existing servers and, as traffic volume dictates, cost-effectively expand server capacity through incremental additions of relatively low cost servers rather than upgrading to larger, more expensive servers. Our solutions can be used with multiple heterogeneous hardware platforms, allowing organizations to protect their investments in their legacy hardware installations as well as integrate of future hardware investments.

    EASIER NETWORK MANAGEABILITY. Our products collect information that can be used to facilitate network management and planning from a central location. Leveraging our products' strategic location in the network, our solutions collect data that is crucial for traffic analysis and apply proprietary trend and analysis tools that synthesize this data so that network managers can forecast network requirements more accurately. In addition, we are in the process of developing solutions to provide automatic server content synchronization across remote locations, thereby helping to ensure users access to the same content regardless of server location.

    ENHANCED NETWORK CONTROL. Our solutions enable organizations to prioritize and arrange network traffic based on user-defined criteria to meet their specific needs. For example, our products may be configured to utilize the most cost-efficient communication links or, alternatively, to achieve the most rapid response time.

STRATEGY

    Our objective is to be the leading provider of integrated Internet traffic management solutions designed to optimize network server availability and performance. Key components of our strategy include:

    OFFER A COMPLETE INTERNET TRAFFIC MANAGEMENT SOLUTION. We plan to continue expanding our existing suite of products to provide a complete Internet traffic management solution that further optimizes the availability and performance of network servers and applications. To support this objective, we have recently introduced our see/IT Network Management Console that communicates with our BIG/ip and 3DNS Controllers to enable real-time network monitoring and pro-active network management. Furthermore, we are currently developing our global/SITE-TM- Controller that is designed to ensure data integrity by automatically synchronizing content across local and geographically dispersed network servers. To further support our suite of products, we intend to continue to invest in our professional services group to provide the installation, training and support services required to help our customers optimize their use of our Internet traffic management solutions.

    INVEST IN TECHNOLOGY TO CONTINUE TO MEET CUSTOMER NEEDS. We plan to continue to invest in research and development to provide our customers with complete Internet traffic management solutions that meet their needs. Our current technology platform has been designed to quickly and easily expand the features and functionalities of our suite of products as well as develop additional products that address the complex and changing needs of our customers. We are also in the process of developing specialized software modules that will allow our customers to purchase products with specific features based on their specific requirements.

    EXPAND SALES CHANNELS AND GEOGRAPHIC SCOPE OF SALES. We plan to invest significant resources to expand our direct sales force and further develop our indirect sales channels. In addition to maintaining a strong direct sales force, we plan to expand our indirect sales channels through leading industry resellers, original equipment manufacturers, systems integrators, Internet service providers and other channel partners. Furthermore, we plan to pursue sales of our Internet traffic management solutions to governmental entities. We also plan to aggressively develop our direct and indirect international sales capabilities, particularly in selected countries in the European and Asia Pacific markets.

    LEVERAGE OUR MARKET LEADERSHIP TO CONTINUE TO BUILD THE F5 BRAND. We plan to continue building brand awareness that positions us as one of the leading providers of Internet traffic management solutions. Our goal is for the F5 brand to be synonymous with superior network performance, high quality customer service and ease of use. To achieve these objectives, we plan to increase our investments in a broad range of marketing programs, including active tradeshow participation, advertising in print publications, direct marketing, high-profile Web events and our Internet site.

    PURSUE STRATEGIC ACQUISITIONS. We may selectively pursue strategic acquisitions for products and technologies that will complement or expand our existing Internet traffic management solutions.

PRODUCTS AND TECHNOLOGY

    We have developed BIG/ip, 3DNS and see/IT as a suite of Internet traffic management products that facilitate high performance, high availability and scalable access to network server arrays located at a single site or across multiple, geographically dispersed sites. Our suite of products helps to ensure that Web servers can respond to ever-increasing Internet traffic. The following is a summary of our products currently available and under development:

-------------------------------------------------------------------------------------------

           PRODUCT NAME                          DESCRIPTION              INTRODUCTION DATE
BIG/ip-Registered Trademark-         Intelligent load balancer for local  July 1997
Controller                           area networks
3DNS-TM- Controller                  Intelligent load balancer for wide   September 1998
                                     area networks
see/IT-TM- Network Management        Traffic analysis and network         April 1999
Console                              management software application for
                                     BIG/ip and 3DNS
global/SITE-TM- Controller           File replication and                 Under development
                                     synchronization controller for
                                     managing content across
                                     geographically dispersed Internet
                                     sites

    BIG/IP CONTROLLER. BIG/ip is an intelligent load balancer consisting of proprietary software installed on a pre-configured, industry-standard hardware platform. Situated between a network's routers and server array, BIG/ip continuously monitors the array of local servers to ensure application availability and performance and automatically directs user requests to the server best able to handle such requests. By quickly detecting application, server and network failures and directing service toward those servers and applications that are functioning properly, BIG/ip is designed to ensure fault-tolerance and provide timely responses to user requests and data flow. BIG/ip offers a comprehensive choice of load-balancing algorithms that enables an organization to choose a load-balancing configuration that best suits its particular needs. Additionally, BIG/ip actively queries and checks content received from applications, thereby helping to ensure the quality of static and dynamic Web content. Thus, if a server and application are responding to users' requests with incorrect content, BIG/ip redirects requests to those servers and applications that are responding properly.

    BIG/ip can be used in any Internet protocol, or IP, environment and can operate with multiple, heterogeneous hardware platforms. This enables organizations to leverage their existing infrastructure without limiting their options to meet future network needs. BIG/ip supports a wide variety of network protocols, including Web, e-mail, audio, video, database and file transfer protocol, and manages traffic for network devices such as firewalls, cache servers, proxy servers and multimedia servers, to help provide reliable content availability for end users. BIG/ip's ability to intelligently distribute traffic across server arrays reduces the need for increasingly larger and more expensive servers to accommodate increases in network traffic. This configuration also reduces the single point of failure inherent with a single large server and allows for the orderly addition of new servers or the routine maintenance or upgrades of servers without disrupting service to the end user. A typical configuration of redundant BIG/ip Controllers located between the server array and network is shown below.

                             [ILLUSTRATION]

    Additional BIG/ip features include:

    - SECURE SOCKETS LAYER SESSION PERSISTENCE enables server arrays to support e-commerce and other applications in a secure, cost-effective and scalable environment.

    - SECURE SERVER PROTECTION protects against unauthorized use of the network server array.

    - RATE SHAPING allows priority levels to be assigned to specific types of traffic.

    - PACKET FILTERING enables content providers to direct network traffic to servers based on user-definable criteria for increased network security and performance.

    - BIG/CONFIG, a simple point-and-click browser-based installation and configuration tool, facilitates remote monitoring and administration of the network in a secure environment.

    3DNS CONTROLLER. 3DNS is an intelligent load balancer that manages and distributes user requests across wide area networks. 3DNS consists of proprietary software installed on a pre-configured, industry-standard hardware platform. Like BIG/ip, 3DNS functions with multiple heterogeneous hardware platforms and supports a wide variety of network protocols, including Web, e-mail, audio, video, database and file transfer protocol, and manages traffic for network devices such as firewalls, cache servers, proxy servers and multimedia servers.

    When an end-user request is received from a local domain name server or DNS, 3DNS collects network information and communicates with each BIG/ip in the network to determine the server array with the fastest response time. 3DNS then sends the request to the BIG/ip at this server array, and the

BIG/ip then directs the request to the individual server best able to handle it. Although organizations can deploy a single 3DNS in their network configuration, multiple 3DNS Controllers are often deployed within the network to provide redundancy to help ensure network availability and performance for end users. A typical 3DNS configuration is shown below:

                             [ILLUSTRATION]

    Additional 3DNS features include:

    - DYNAMIC LOAD BALANCING optimizes use of available network resources across wide area networks.

    - USER-DEFINED PRODUCTION RULES allow organizations to pre-configure traffic distribution decisions according to their specific user requirements.

    - SECURE SERVER PROTECTION offers security features for wide area networks similar to those BIG/ip provides for local area networks.

    - BIG/CONFIG, a simple point-and-click browser-based installation and configuration tool, facilitates remote monitoring and administration of the network in a secure environment.

    SEE/IT NETWORK MANAGEMENT CONSOLE. see/IT is a recently introduced software application that communicates with BIG/ip and 3DNS to help improve the management and functionality of an organization's network servers. see/IT, which runs on an NT server, uses real-time data collected by BIG/ip and 3DNS to perform crucial traffic analysis management functions. Furthermore, by reviewing historical patterns, network administrators can build predictive models and forecast usage, which helps them to intelligently plan and budget for additional server and bandwidth capacity. see/IT integrates the BIG/config software module that comes pre-loaded with BIG/ip and 3DNS and consists of the following two additional Internet browser-based modules:

    - BIG/PICTURE-TM- is a real-time monitoring tool that displays key data on network traffic in easy-to-read graphical illustrations, thereby enabling network administrators to quickly obtain information regarding network and server performance, including data about server status and traffic, number of connections, active and inactive IP addresses and the availability of individual applications.

    - BIG/ANALYSIS-TM- is a forward-looking trend and analysis tool that uses the information generated by BIG/picture to project future network and server needs. Network managers and system administrators can use this tool to create "what if?" scenarios to help forecast the need for additional servers, interface upgrades and other network capacity requirements.

    GLOBAL/SITE CONTROLLER. global/SITE is a global data management solution currently under development that has been designed to help organizations automate publishing, distribution and synchronization of file-based content and applications to local and geographically dispersed Internet sites. global/SITE is being developed to work with our other products to provide an integrated Internet traffic management solution. global/SITE will consist of proprietary software installed on a pre-configured, industry-standard hardware platform and is being developed to intelligently deploy both program and data files to arrays of heterogeneous Web servers. global/SITE's configuration database will allow administrators to define standard rules for content deployment as well as accommodate unique content distribution events as needed.

PRODUCT DEVELOPMENT

    We believe that our future success depends on our ability to build upon our current technology platform, expand the features and functionalities of our suite of Internet traffic management products and develop additional products that maintain our technological competitiveness. Our product development group, which is divided along product lines, employs a standard process for the design, development, documentation and quality control of our Internet traffic management solutions. As of March 1, 1999, we employed 43 people in this group. Each product line is headed by a lead architect, who is responsible for developing the technology behind the product. To help develop the technology, the lead architects work closely with our customers to better understand their requirements. Each line also has a product manager, who ensures that the team develops and delivers a product that satisfies our customers' needs. Software engineers, who help design and build the products, and technicians, who perform test engineering, configuration management, quality assurance and documentation functions, complete our product development teams. The test engineering team evaluates the overall quality of our products and determines whether they are ready for release.

    Our product development expenses for fiscal 1996, 1997, 1998 and the three months ended December 31, 1998 were $103,000, $569,000, $1.8 million and $1.0 million, respectively. We expect our product development expenses to increase as we hire additional research and development personnel to develop new products and upgrade our existing ones.

CUSTOMERS

    Our target customers include Internet service providers and companies with e-commerce sites and high-traffic Internet or intranet Web sites. We have also participated in several high profile Web events. For example, BIG/ip and 3DNS were used to manage traffic for the official shuttle.nasa.gov Web site for the John Glenn space shuttle mission. This site featured a real-time audio and video simulcast of the live NASA broadcast of the shuttle liftoff. In addition, video clips covering the remainder of the mission were periodically updated and made available through the site. On its most active day, this site received over 7 million user requests. Since shipping our first product in July 1997, we have sold our products directly or through resellers, including Exodus Communications and Frontier GlobalCenter, to over 290 end-customers. The following is a list of customers that have purchased at least $100,000 of our products since the end of March 1998:

Resellers                -  Exodus Communications
                         -  Frontier GlobalCenter
                         -  Vanstar
ISP/Web Hosting          -  Exodus Communications
                         -  MCI WorldCom
                         -  PSINet Inc.
                         -  StarMedia Network, Inc.

Intranet/Enterprise      -  BankAmerica Corporation
                         -  BellSouth.net
                         -  Eastman Kodak Company
                         -  Encylopedia Britannica, Inc.
                         -  Microsoft Corporation
                         -  Motorola, Inc.
                         -  People's Bank
                         -  Techwave Corporation
                         -  Unum Corporation

SALES AND MARKETING

    We market and sell our Internet traffic management solutions through a direct sales force in the United States, the United Kingdom and Germany, as well as through domestic and international channel partners. We plan to invest significant resources to expand our direct sales force and further develop our indirect sales channels by developing relationships with leading industry resellers, original equipment manufacturers, systems integrators, Internet service providers and other channel partners. We are in the process of seeking international channel partners for our products in selected countries in the European and Asia Pacific markets. We also intend to increase the number of individuals focused on sales to governmental entities, and develop strategic relationships that will help facilitate these sales. As of March 1, 1999, we employed 43 people in sales and marketing.

    Our regional sales managers are responsible for direct customer contact and are located in Seattle, San Francisco, Los Angeles, Houston, Chicago, Boston, New York, Atlanta, Washington, D.C., London and Munich. Our inside sales managers generate and qualify leads for our regional sales managers and help manage accounts by serving as a liaison between our field and internal corporate resources. Our field systems engineers also support our regional sales managers by participating in joint sales calls and providing pre-sales technical resources as needed.

    We plan to continue to build strong brand awareness to leverage the value of our Internet traffic management products and professional services in the marketplace. We believe brand visibility is a key factor in increasing customer awareness, and our goal is for the F5 brand to be synonymous with superior performance, high quality customer service and ease of use. We market our products and services through a broad range of marketing programs, including active tradeshow participation, advertising in print publications, direct marketing, high-profile Web events and our Internet site. Our marketing programs are focused on creating awareness of our Internet traffic management solutions and services and are targeted at information technology professionals such as chief information officers.

PROFESSIONAL SERVICES AND TECHNICAL SUPPORT

    We believe that our ability to consistently provide high-quality customer service and support will be a key factor in attracting and retaining customers. Prior to the installation of our Internet traffic management solutions, our professional services team works with organizations to analyze and understand their special network needs. They also make recommendations on how to integrate our solutions to best utilize our product features and functionality to support their unique network environment. Once our customers purchase our products, we go on-site to help with installation and provide an initial training session to help our customers make use of the functionality built into our products.

    Our technical support team provides remote support through a 24x7 help desk. Our technical support team also assists our customers with online updates and upgrades. We also offer seminars and training sessions for our customers on the configuration and use of our products, including local and wide area network system administration and management. In addition, we provide a full range of consulting services to our customers, including comprehensive network management, documentation and performance analysis and capacity planning to assist in predicting future network requirements. As of March 1, 1999, our professional services and technical support team consisted of 14 employees.

MANUFACTURING

    We outsource the manufacturing of our pre-configured, industry-standard hardware platforms to primarily two contract manufacturers who assemble such hardware platforms to our specifications. These platforms consist primarily of an Intel-based computing platform, rack-mounted enclosure system and custom-designed front panel. We install our proprietary software onto the hardware platforms and conduct functionality testing, quality assurance and documentation control prior to shipping our products.

    We have experienced delays in shipments from these contract manufacturers in the past and may experience delays in the future or other problems, such as inferior quality and insufficient quantity of product, any of which may seriously harm our business and results of operations. There can be no assurance that we will effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for the timely delivery of our hardware platforms in sufficient quality and quantity. From time to time, we intend to introduce new products and product enhancements, which will require that we coordinate our efforts with those of our contract manufacturers to ensure a sufficient quantity of hardware components. In addition, as our sales increase our contract manufacturers will need to achieve volume production to meet our demand. The inability of our contract manufacturers to provide us with adequate supplies of high-quality hardware platforms or the loss of one or more of our contract manufacturers may cause a delay in our ability to fulfill orders while we obtain a replacement manufacturer and may seriously harm our business and results of operations.

    Subcontractors supply our contract manufacturers with the standard parts and components for our products. We currently purchase several key hardware components used in the manufacture of our products from limited sources. Generally, purchase commitments with our limited source suppliers are on a purchase order basis. An interruption or delay in the supply of any of these hardware components, or the inability to procure these components from alternate sources at acceptable prices and within a reasonable time, will seriously harm our business and results of operations. In addition, qualifying additional suppliers can be time-consuming and expensive and may increase the likelihood of errors.

    Lead times for purchasing materials and hardware components vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If orders do not match forecasts, excess or inadequate supplies of certain materials, including components manufactured by our subcontractors, may seriously harm our business and results of operations.

COMPETITION

    Our markets are new, rapidly evolving and highly competitive, and we expect such competition to persist and intensify in the future. Our principal competitors in the Internet traffic management market include Cisco Systems as well as a number of other public and private companies that offer load balancing and other network management products. We expect to continue to face additional competition as new participants enter the Internet traffic management market. We also compete with other providers of hardware and software who currently offer partial solutions to network infrastructure problems, including network-caching companies, clustering software providers, hardware server manufacturers and other networking companies. Alternatively, larger companies with significant resources, brand recognition and sales channels may form alliances with or acquire competing Internet traffic management solutions and emerge as significant competitors. In addition, competitors may bundle their products or incorporate an Internet traffic management component into existing products in a manner that discourages users from purchasing our products. Potential customers may also choose to purchase additional servers instead of our products.

    Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies have more extensive customer bases and broader customer relationships that could be leveraged, including relationships with many of our current and potential customers. In addition, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than us. These companies also have significantly more established customer support and professional services organizations and more extensive direct sales force and direct and indirect sales channels than we do. In addition, these companies may adopt aggressive pricing policies to gain market share. As a result, we may not be able to maintain a competitive position against current or future competitors. Our failure to maintain and enhance our competitive position within the market may seriously harm our business and results of operations.

INTELLECTUAL PROPERTY

    We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We currently do not have any issued patents or any patent applications pending for any of our technology.

    We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, we have not entered into non-competition agreements with several of our former employees.

    From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights claims or initiate litigation against us or our contract manufacturers, suppliers or customers with respect to existing or future products. Although we have not been a party to any claims alleging infringement of intellectual property rights, we cannot assure you that we will not be subject to such claims in the future. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights or those of our competitors. Any such claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to cease using infringing technology develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and results of operations may be seriously harmed.

EMPLOYEES

    As of March 1, 1999, we employed 123 full-time persons, 43 of whom were engaged in product development, 43 in sales and marketing, 14 in professional services and 23 in finance, administration and operations. None of our employees is represented by a labor union and we have not experienced any work stoppages to date. We consider our employee relations to be good.

FACILITIES

    We currently lease an aggregate of approximately 20,000 square feet of office space in Seattle, Washington. The current lease for the Seattle facility expires in February 2004, with an option to renew for five years. Given our anticipated growth, we may need to find suitable additional or substitute facilities in the near future but believe such facilities will be available as needed on commercially reasonable terms. We also lease office space for our sales personnel in New York, California, Germany and the United Kingdom.

LEGAL PROCEEDINGS

    From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We are not currently involved in any material legal proceedings.

                                   MANAGEMENT

    THE FOLLOWING TABLE SETS FORTH CERTAIN INFORMATION WITH RESPECT TO OUR EXECUTIVE OFFICERS AND DIRECTORS AS OF THE DATE OF THIS PROSPECTUS:

EXECUTIVE OFFICERS AND DIRECTORS

NAME                                                AGE POSITION
--------------------------------------------------  --- --------------------------------------------------
Jeffrey S. Hussey.................................  37  Chairman of the Board, Chief Executive Officer and
                                                          President
Robert J. Chamberlain.............................  45  Vice President of Finance, Chief Financial Officer
                                                        and Treasurer
Steven Goldman....................................  38  Vice President of Sales and Marketing
Brett L. Helsel...................................  39  Vice President of Product Development and Chief
                                                          Technology Officer
Brian R. Dixon....................................  39  Vice President of Operations and Secretary
Carlton G. Amdahl (1).............................  47  Director
Kimberly D. Davis (1).............................  32  Director
Alan J. Higginson (2).............................  52  Director
Sonja L. Hoel (2).................................  32  Director
Kent L. Johnson (2)...............................  55  Director

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    JEFFREY S. HUSSEY co-founded F5 in February 1996 and has been our Chairman, Chief Executive Officer and President since that time. From February 1996 to March 1999, Mr. Hussey also served as our Treasurer. From July 1995 to February 1996, Mr. Hussey served as Vice President of Alexander Hutton Capital L.L.C., an investment banking firm. From September 1993 to July 1995, Mr. Hussey served as President of Pacific Comlink, an inter-exchange carrier providing frame relay and Internet access services to the Pacific Rim, which he founded in September 1993. Mr. Hussey holds a B.A. in Finance from Seattle Pacific University and an M.B.A. from the University of Washington.

    ROBERT J. CHAMBERLAIN has served as our Vice President of Finance, Chief Financial Officer and Treasurer since March 1999. From September 1998 to February 1999, Mr. Chamberlain served as Senior Vice President and Chief Financial Officer of Yesler Software, an early stage company developing a personal multimedia web communication product. From February 1998 to July 1998, Mr. Chamberlain served as Co-President of Photodisc, a provider of digital imagery, which merged with Getty Images Inc. in February 1998. From May 1997 to February 1998, Mr. Chamberlain served as Senior Vice President and Chief Financial Officer of Photodisc. From April 1996 to May 1997, Mr. Chamberlain served as Executive Vice President and Chief Financial Officer of Midcom Communications Inc., a telecommunications service provider. From January 1992 to December 1995, Mr. Chamberlain served as Vice President Finance and Operations of ElseWare Corporation, a font technology company. From July 1989 to April 1991, Mr. Chamberlain was an audit partner in the high technology practice of KPMG Peat Marwick, and was employed by KPMG Peat Marwick since January 1980. Mr. Chamberlain holds a B.S. in Business Administration and Accounting from California State University, Northridge.

    STEVEN GOLDMAN has served as our Vice President of Sales and Marketing since July 1997. From December 1996 to February 1997, Mr. Goldman served as Vice President, Enterprise Sales and Services, for Microtest, Inc., a network test equipment and CD ROM server company, after its acquisition of Logicraft. From March 1995 to December 1996, Mr. Goldman served as Executive Vice President, North American Operations, for Logicraft, a CD ROM server company, after its merger with Virtual Microsytems, a CD ROM server company. From 1990 to March 1995, Mr. Goldman served as Vice President of Sales for Virtual Microsystems. Mr. Goldman holds a B.A. in Economics from the University of California at Berkeley.

    BRETT L. HELSEL has served as our Vice President of Product Development and Chief Technology Officer since May 1998. From April to May 1998, Mr. Helsel served as our Vice President of Advanced Product Architecture. From March 1997 to March 1998, Mr. Helsel served as Vice President, Product Development, for Cybersafe, Inc., a provider of enterprise-wide network security solutions. From April 1994 to October 1997, Mr. Helsel served as Site Development Manager for Wall Data, a host connectivity software company. Mr. Helsel holds a B.S. in Geophysics and Oceanography from the Florida Institute of Technology.

    BRIAN R. DIXON has served as our Vice President of Operations since March 1999. From June 1996 to March 1999, Mr. Dixon served as our Vice President of Finance and Operations. From September 1992 to April 1996, Mr. Dixon served as Vice President of Finance for the Seattle SuperSonics professional basketball team. From January 1990 to August 1992, Mr. Dixon served as Controller for the outdoor advertising division of Ackerley Communications, a sports, entertainment and outdoor advertising company. Mr. Dixon holds a B.A. in Accounting and Finance from Seattle Pacific University and is a certified public accountant.

    CARLTON G. AMDAHL has served as one of our directors since May 1998. Mr. Amdahl operates Amdahl Associates, a consulting firm specializing in technology management, product strategy and system architecture. Mr. Amdahl has served as President of Network Caching Technology L.L.C., a network caching company, since February 1999 and as President and Chief Executive Officer of Inca Technology, a network caching company, since October 1997. From 1985 to January 1996, Mr. Amdahl served as Chairman of the board of directors and Chief Technical Officer of NetFRAME Systems, a high performance network server company, which he founded in 1985. Mr. Amdahl is a Stanford University Sloan Fellow and holds a B.S. degree in Electrical Engineering and Computer Science from the University of California, Berkeley and an M.S. in Management from Stanford University.

    KIMBERLY D. DAVIS has served as one of our directors since August 1998. Ms. Davis has been a general partner of IDG Ventures, L.L.C. since July 1997. From August 1994 to July 1997, Ms. Davis was an associate at BankAmerica Ventures, a venture capital firm. From June 1993 to August 1993, Ms. Davis served as a product manager in the Multimedia Publishing Group at Microsoft Corporation. From August 1988 to July 1992, Ms. Davis was a consultant at Andersen Consulting, a consulting firm. Ms. Davis holds a B.S. in Industrial Engineering from Stanford University and an M.B.A. from the Harvard Business School.

    ALAN J. HIGGINSON has served as one of our directors since May 1996. From November 1995 to November 1998, Mr. Higginson served as President of Atrieva Corporation, a provider of advanced data backup and retrieval technology. From May 1990 to November 1995, Mr. Higginson served as Executive Vice President of Worldwide Sales and Marketing for Sierra On-line, a developer of multimedia software for the home personal computer market. From May 1990 to November 1995, Mr. Higginson served as President of Sierra On-line's Bright Star division, a developer of educational software. Mr. Higginson holds a B.S. in Commerce and an M.B.A. from the University of Santa Clara.

    SONJA L. HOEL has served as one of our directors since August 1998. Ms. Hoel has been a managing director and general partner of Menlo Ventures, a venture capital firm, since July 1996 and has been employed by Menlo Ventures since July 1994. From August 1993 to April 1994, Ms. Hoel was an associate at the Edison Venture Fund, a venture capital firm. From December 1991 to June 1993, Ms. Hoel served as a business development consultant at Symantec Corporation, a consumer software applications company, and from January 1989 to June 1991, served as an investment analyst at TA Associates, a venture capital firm. Ms. Hoel holds a B.S. in Commerce from the University of Virginia and an M.B.A from the Harvard Business School.

    KENT L. JOHNSON has served as one of our directors since May 1996. Mr. Johnson is President of Alexander Hutton Capital, L.L.C., which he co-founded in August 1994. From April 1989 to May 1994, Mr. Johnson served as Senior Vice President and Chief Operating Officer of Brazier Forest Industries, a forest products company. Mr. Johnson is also a director of Timeline, Inc., a software company. Mr. Johnson holds a B.A. in Business Administration from the University of Washington and an M.B.A. from Seattle University.

    Our executive officers are appointed by the board of directors and serve until their successors are elected or appointed.

    There are no family relationships among any of our directors or executive officers.

BOARD COMPOSITION

    Upon the closing of this offering, we will have authorized a range of directors from five to nine. In accordance with the terms of our amended articles of incorporation, the terms of office of the board of directors will be divided into three classes:

    - Class I directors, whose term will expire at the annual meeting of shareholders to be held in 2000;

    - Class II directors, whose term will expire at the annual meeting of shareholders to be held in 2001; and

    - Class III directors, whose term will expire at the annual meeting of shareholders to be held in 2002.

    Our Class I directors will be Ms. Davis and Ms. Hoel, our Class II directors will be Messrs. Higginson and Johnson, and our Class III directors will be Messrs. Amdahl and Hussey. At each annual meeting of shareholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of F5.

BOARD COMMITTEES

    - AUDIT COMMITTEE. Our audit committee, consisting of Mr. Amdahl and Ms. Davis, reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors.

    - COMPENSATION COMMITTEE. Our compensation committee, consisting of Ms. Hoel and Messrs. Higginson and Johnson, reviews and recommends to the board of directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. Mr. Hussey, who acts as a plan administrator for our 1998 Equity Incentive Plan, authorizes stock option grants for employees other than officer and director level employees within ranges pre-approved by the board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

    Directors currently receive no cash compensation from F5 for their services as members of the board of directors. They are reimbursed for certain expenses in connection with attendance at board and committee meetings. From time to time, certain non-employee directors have received grants of options to purchase shares of our common stock. In May 1996, Messrs. Higginson and Johnson each were granted an option to purchase 84,000 shares of our common stock at an exercise price of $0.50 per share. In May 1998, Mr. Amdahl was granted an option to purchase 84,000 shares of our common stock at an exercise price of $0.50 per share. Upon the consummation of this offering, eligible non-employee directors will receive automatic option grants under our 1999 Non-Employee Directors' Option Plan. See "--Equity Incentive Plans--Amended and Restated Directors' Nonqualified Stock Option Plan" and "--1999 Non-Employee Directors' Option Plan."

EXECUTIVE COMPENSATION

    The table below sets forth the compensation paid by us during the fiscal year ended September 30, 1998 to (a) our President and Chief Executive Officer and (b) our only other executive officer other than the Chief Executive Officer whose salary and bonus for fiscal 1998 exceeded $100,000 and who served as an executive officer of F5 during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                                                    --------------------
NAME AND PRINCIPAL POSITION                          SALARY      BONUS    ALL OTHER COMPENSATION
--------------------------------------------------  ---------  ---------  -----------------------
Jeffrey S. Hussey.................................  $ 128,749  $   3,196                --
  President and Chief Executive Officer

Steven Goldman....................................    120,000      5,000         $  46,444(1)
  Vice President of Sales and Marketing

------------------------

(1) Represents commissions paid to Mr. Goldman in fiscal 1998.

OPTION GRANTS IN LAST FISCAL YEAR

    We did not grant any options to the executive officers shown in the Summary Compensation Table above in fiscal 1998.

FISCAL YEAR-END OPTION VALUES

    The following table sets forth for the executive officers shown in the Summary Compensation Table the aggregate dollar value realized upon exercise of stock options in the last fiscal year and number and value of securities underlying unexercised options held at September 30, 1998.

                                                             NUMBER OF SECURITIES                     VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS AT
                                          VALUE             AT SEPTEMBER 30, 1998                  SEPTEMBER 30, 1998 ($) (1)
                     SHARES ACQUIRED    REALIZED    --------------------------------------  ----------------------------------------
NAME                 ON EXERCISE (#)     ($) (1)      EXERCISABLE (#)    UNEXERCISABLE (#)   EXERCISABLE ($)     UNEXERCISABLE ($)
------------------  -----------------  -----------  -------------------  -----------------  -----------------  ---------------------
Jeffrey S.
  Hussey..........             --              --               --                  --                 --                   --
Steven Goldman....         59,250       $                       --             177,750(2)       $                    $

--------------------------

(1) Based on the assumed initial public offering price of $       per share less
    the exercise price, multiplied by the number of shares underlying the option.

(2) These options vest 25% on each of the first, second, third and fourth anniversary of the grant date. These options will vest fully if we are acquired in a merger or asset sale. All of these options have a ten-year term.

INCENTIVE STOCK PLANS

    1998 EQUITY INCENTIVE PLAN. Our board of directors adopted our 1998 Equity Incentive Plan on October 22, 1998, and our shareholders approved it on November 12, 1998. We have reserved a total of 800,000 shares for issuance under the plan. In addition, in April 1999 we reserved, subject to shareholder approval, an additional 1,500,000 shares for issuance under the plan. The plan provides for grants of incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986, as amended, to employees, including officers, of F5 or any affiliate of F5, and nonstatutory stock options, restricted stock purchase awards, and stock bonuses to employees, including officers, or directors of and consultants to F5 or any affiliate of F5. The board or a committee appointed by the board administers the plan. References in this description of the plan to the board include any such committee. Our board has the authority to determine which recipients and what types of awards are to be granted, including the exercise price, number of shares subject to the award and the exercisability of the awards.

    The term of a stock option granted under the plan generally may not exceed 10 years. The board of directors determines the exercise price of options granted under the plan. However, in the case of an incentive stock option, the exercise price cannot be less than 100% of the fair market value of our common stock on the date of grant and, in the case of a nonstatutory stock option, the exercise price cannot be less than 50% of the fair market value of our common stock on the date of grant. Options granted under the plan vest at the rate specified in the option agreement. Except as expressly provided by the terms of a nonstatutory stock option agreement, an optionee may not transfer options other than by will or the laws of descent or distribution, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose relationship with us or any related corporation ceases for any reason, except by death or permanent and total disability, generally may exercise vested options up to three months following such cessation. Vested options may generally be exercised for up to 12 months after an optionee's relationship with F5 or any affiliate of F5 ceases due to disability and for generally up to 18 months after such relationship with F5 or any affiliate of F5 ceases due to death. However, options may terminate or expire sooner or later as may be determined by the board and set forth in the option agreement.

    No incentive stock option may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of F5 or any affiliate of F5, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under the plan and all other stock plans of F5 and its affiliates may not exceed $100,000. The options, or portions of the options, which exceed this limit are treated as nonstatutory options.

    When we become subject to Section 162(m) of the Internal Revenue Code, which, among other things, denies a deduction to publicly held corporations for certain compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1,000,000, no person may be granted options under the plan covering an aggregate of more than 200,000 shares of our common stock in any calendar year.

    Shares subject to stock awards that have lapsed or terminated, without having been exercised in full, may again become available for the grant of awards under the plan.

    Restricted stock purchase awards granted under the plan may be granted pursuant to a repurchase option in our favor in accordance with a vesting schedule determined by the board. The purchase price of such awards will be at least 50% of the fair market value of our common stock on the date of grant. Stock bonuses may be awarded in consideration for past services. Rights under a stock bonus or restricted stock purchase agreement may not be transferred other than by will or by the laws of descent and distribution unless such stock bonus or restricted stock purchase agreement specifically provides for transferability.

    Upon certain changes in control of F5, the surviving entity will either assume or substitute all outstanding stock awards under the plan. If the surviving entity determines not to assume or substitute such awards, then with respect to persons whose service with F5 or an affiliate of F5 has not terminated before such change in control, the vesting of 50% of such stock awards (and the time during which such awards may be exercised) will accelerate and the awards terminated if not exercised before such change in control.

    As of March 1, 1999, no shares had been issued upon the exercise of options granted under the plan and options to purchase 468,758 shares were outstanding with 331,242 shares reserved for future grants or purchases under the plan. The plan will terminate on October 21, 2008, unless terminated sooner by the board.

    AMENDED AND RESTATED 1996 STOCK OPTION PLAN. Our board of directors adopted the Amended and Restated 1996 Stock Option Plan on December 2, 1996, and our shareholders approved it on January 28, 1997. We have reserved a total of 2,600,000 shares for issuance under the plan, less any shares issuable upon the exercise of options granted under the Amended and Restated Directors' Nonqualified Stock Option Plan. The plan provides for grants of incentive stock options that qualify under Section 422 of the Internal Revenue Code to employees, including officers and employee directors, of F5 or any affiliate of F5 and nonstatutory stock options to employees, consultants and other persons selected by the board. The board or a committee appointed by the board administers the plan. References in this description of the plan to the board include any such committee. The board has the authority to determine which recipients and what types of options are to be granted, including the exercise price, number of shares subject to the option and the exercisability of the options.

    The term of a stock option granted under the plan generally may not exceed 10 years. The exercise price of incentive stock options and non-statutory stock options granted under the plan following the offering, will not be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the plan vest at the rate specified in the option agreement, provided that options will vest as to 25% of the underlying shares each year following the date of grant if vesting is not specified in the option agreement. An optionee may not transfer any options other than by will or the laws of descent or distribution. If an optionee's service terminates due to death or disability, then any option held by such optionee who F5 or an affiliate of F5 has continuously employed for two years will automatically become fully vested and be exercisable for the duration of the option term.

    An optionee whose relationship with F5 or any affiliate of F5 ceases for any reason, other than by death or permanent and total disability, may exercise vested options up to 90 days following such cessation or such longer period as may be extended by the board in the case of a nonstatutory stock option. Options may be exercised for up to 12 months after an optionee's relationship with F5 or its affiliate ceases due to death or disability or such longer period as the board of directors may extend in the case of a nonstatutory stock option.

    No incentive stock option may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of F5 or any affiliate of F5, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under the plan and all other stock plans of F5 and its affiliates may not exceed $100,000. The options, or portions of the options, which exceed this limit are treated as nonstatutory options.

    Shares subject to stock options that have lapsed or terminated, without having been exercised in full, may again become available for the grant of options under the plan.

    Upon certain changes of control of F5, or in the case of a dividend in excess of 10% of the then fair market value of our stock, all outstanding options will automatically become fully vested and exercisable for the duration of the option term.

    As of March 1, 1999, we had issued 225,530 shares upon the exercise of options granted under the plan and options to purchase 1,929,660 shares were outstanding with 150,810 shares reserved for future grants or purchases under the plan and our Amended and Restated Directors' Nonqualified Stock Option Plan. After March 18, 1999, we do not plan to grant any additional options under this plan.

    AMENDED AND RESTATED DIRECTORS' NONQUALIFIED STOCK OPTION PLAN. Our board of directors adopted the Amended and Restated Directors' Nonqualified Stock Option Plan on December 2, 1996, and our shareholders approved it on January 28, 1997. The plan provides for the issuance of up to 2,600,000 shares of our common stock, less the number of any shares issuable upon exercise under the Amended and Restated 1996 Stock Option Plan. All of our non-employee directors who joined our board of directors before August 21, 1998 were entitled to receive non-discretionary stock option grants under the plan. Options granted under the plan do not qualify as incentive stock options under the Internal Revenue Code. Each option granted pursuant to the plan has an exercise price equal to $0.50. Under the plan, each non-employee director who joined the board following the closing of the offering of our Series A Preferred Stock and before May 1, 1998 and who was not elected in direct connection with his or her investment in such stock (or with the investment in such stock by an affiliated or representative entity of such person) was automatically granted an option to purchase that number of shares of our common stock equal to one percent of the then-current fully-diluted number of shares of our common stock. After May 1, 1999, each such non-employee director was automatically granted an option to purchase 84,000 shares of our common stock. Options granted under the plan vest in three equal annual installments from the date of grant and become immediately vested and exercisable upon a director's death or disability. Options granted under the plan are generally non-transferable. An optionee whose directorship with F5 ceases for any reason, other than by death or disability, may exercise vested options up to 90 days following such cessation, unless such options terminate or expire sooner by their terms. Options may be exercised for up to one year after an optionee's directorship with F5 ceases due to disability or death. An optionee may not exercise any options granted under the plan, however, after the expiration of ten years from the date it was granted. Upon certain changes of control of F5, the plan's options will automatically become fully vested and be exercisable for the duration of the option term.

    As of March 1, 1999, we had issued 98,000 shares upon the exercise of options granted under the plan, and options to purchase 196,000 shares were outstanding with 150,810 shares reserved for future grants or purchases under the plan and the 1996 Stock Option Plan. We do not plan to grant any additional options under the Amended and Restated Directors' Nonqualified Stock Option Plan.

    1999 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. We adopted the 1999 Non-Employee Directors' Stock Option Plan in April 1999 to provide for the automatic grant to F5 non-employee directors of options to purchase shares of our common stock. The board administers the plan unless it has delegated administration to a committee. In April 1999, we have reserved, subject to shareholder approval, an aggregate of 100,000 shares of common stock for issuance under the plan, subject to adjustment in the event of certain capital changes.

    Each person who is first elected or appointed as a non-employee director after the initial public offering will automatically receive a fully vested and exercisable option for 5,000 shares. In addition, on the day after each of our annual meetings of the shareholders, starting with the annual meeting in 2000, each eligible non-employee director will automatically receive a fully vested and exercisable option for 5,000 shares, provided that the recipient has been a non-employee director for at least the prior six months. As long as a non-employee director who is an optionholder continues to serve with us or with an affiliate of ours, whether in the capacity of a director, an employee or a consultant, the optionholder may exercise the option.

    The optionholder may not transfer the option except by will or by the laws of descent and distribution. Although only the optionholder may exercise the option during his or her lifetime, the optionholder may designate a third party who may exercise the option in the event of the optionee's death. Options granted under the plan expire 10 years after the date of grant and have an exercise price equal to 100% of the fair market value of the common stock on the date of grant. If the optionholder's service to F5 or an affiliate terminates, the optionholder may exercise the option for 12 months if termination is due to disability, for 18 months if termination is due to death or for three months in all other circumstances.

    In the event of a "change in control," the surviving or acquiring corporation may assume outstanding options under the plan or substitute similar options. A "change in control" means a sale of all or substantially all of F5's assets, a merger or consolidation in which F5 is not the surviving corporation or a reverse merger in which F5 is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

    1999 EMPLOYEE STOCK PURCHASE PLAN. In April 1999, we adopted, subject to shareholder approval, the 1999 Employee Stock Purchase Plan, authorizing the issuance of 1,000,000 shares of common stock pursuant to purchase rights granted to employees of F5 or to employees of any designated affiliate of F5. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

    The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. We implement this purchase plan by offerings of purchase rights to eligible employees. Under the purchase plan, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. The first offering will begin on the effective date of this offering. Unless otherwise determined by the board of directors, common stock is purchased for accounts of employees participating in the purchase plan at a price per share equal to the lower of
(1) 85% of the fair market value of a share of common stock on the first day of the offering or (2) 85% of the fair market value of a share of common stock on the date of purchase.

    Generally, full-time employees may participate in the purchase plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the purchase plan. Employees may end their participation in the offering at any time up to one day before the offering ends. Participation ends automatically on termination of employment with F5 or an affiliate.

    We may grant eligible employees purchase rights under this plan only if the rights together with any other rights granted under other employee stock purchase plans established by F5 or an affiliate of F5, if any, do not permit such employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of fair market value of such stock for each calendar year in which such rights are outstanding. No employee is eligible for the grant of any rights under the purchase plan if immediately after we grant such rights, such employee has voting power over 5% or more of our outstanding capital stock. As of the date hereof, no shares of common stock had been purchased under the purchase plan.

    401(k) PLAN. We have adopted a tax-qualified employee savings and retirement plan, the 401(k) Plan, for eligible United States employees. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) Plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) Plan in an amount determined by our board of directors. We may also make additional discretionary profit sharing contributions in such amounts as determined by the board of directors, subject to statutory limitations. Matching and profit-sharing contributions, if any, are subject to a vesting schedule; all other contributions are at all times fully vested. We intend the 401(k) Plan, and the accompanying trust, to qualify under Sections 401(k) and 501 of the Internal Revenue Code so that contributions by employees or by F5 to the 401(k) Plan, and income earned (if any) on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we will be able to deduct our contributions, if any, when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

    Our articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to us or our shareholders for monetary damages resulting from his or her conduct as a director of F5, except liability for:

    - acts or omissions involving intentional misconduct or knowing violations of law;

    - unlawful distributions; or

    - transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

    Upon the closing of this offering, our articles of incorporation will also provide that we may indemnify any individual made a party to a proceeding because that individual is or was an F5 director or officer, and this right to indemnification will continue as to an individual who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors or administrators. Any repeal of or modification to our articles of incorporation may not adversely affect any right of an F5 director or officer who is or was a director or officer at the time of such repeal or modification. To the extent the provisions of our articles of incorporation provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, those provisions are, in the opinion or the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

    Upon the closing of this offering, our bylaws will provide that we will indemnify our directors and officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law.

    Upon the closing of this offering, we will enter into agreements to indemnify our directors and certain officers, in addition to indemnification provided for in our articles of incorporation or bylaws. These agreements, among other things, indemnify our directors and certain officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or officer or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also currently maintain liability insurance for our officers and directors.

CHANGE OF CONTROL ARRANGEMENTS

    Upon certain changes in control of F5, all outstanding stock awards under the 1998 Equity Incentive Plan will either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, then with respect to persons whose service with F5 or an affiliate of F5 has not terminated before such change in control, the vesting of 50% of such stock awards and the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised before such change in control.

    Upon certain changes of control of F5, or in the case of a dividend in excess of 10% of the then fair market value of our stock, then all outstanding options under the Amended and Restated 1996 Stock Option Plan will automatically become fully vested and exercisable for the duration of the option term.

    Upon certain changes of control of F5, the Amended and Restated Directors' Nonqualified Stock Option Plan options will automatically become fully vested and be exercisable for the duration of the option term.

    Pursuant to the terms of an agreement between F5 and Mr. Goldman, in the event of a business combination in which F5 is not the surviving entity, if the surviving entity terminates Mr. Goldman as Vice President of Sales and Marketing or changes his position to one that is not equal or greater in scope, responsibility, compensation or stature, then Mr. Goldman may be entitled to a severance payment equal to his 1998 compensation.

                              CERTAIN TRANSACTIONS

    Since our incorporation in February 1996, we have issued and sold securities to the following persons who are our executive officers, directors or principal shareholders.

                            SERIES A     SERIES B     SERIES C     SERIES D
                            PREFERRED    PREFERRED    PREFERRED    PREFERRED    WARRANTS     COMMON
INVESTOR (1)                STOCK (2)    STOCK (3)    STOCK (4)    STOCK (5)       (6)        STOCK
-------------------------  -----------  -----------  -----------  -----------  -----------  ---------
Brian R. Dixon...........          --           --           --           --           --     106,813
Robert J. Chamberlain....          --           --           --           --           --     150,000
Steven Goldman...........          --           --           --           --           --      59,250
Alan J. Higginson........      10,000           --           --           --           --          --
Jeffrey S. Hussey........          --           --           --           --           --   3,448,000
Kent L. Johnson..........      10,000(7)         --          --           --           --      56,000
Michael D. Almquist......          --           --           --           --           --   1,480,000
Britannia Holdings
  Limited................          --      937,500           --           --    1,825,000     600,000
Cypress Partners Limited
  Partnership............          --           --      156,250           --           --     187,500
Encompass Group
  Incorporated...........     100,000      156,250           --           --      187,500          --
Menlo Ventures (8).......          --           --           --      843,926           --          --
Alexander Hutton Capital,
  L.L.C. (9).............          --           --           --           --           --     240,000
Pacific Technology
  Ventures U.S.A., L.P.
  (10)...................          --           --           --      294,512           --          --

------------------------

 (1) See "Principal and Selling Shareholder" for more detail on shares held by these purchasers.

 (2) The per share purchase price for our Series A preferred stock was $3.00. Upon the closing of the offering, each outstanding share of Series A preferred stock will convert into six shares of common stock at a conversion price of $0.50 per share.

 (3) The per share purchase price for our Series B preferred stock was $1.60. Upon the closing of the offering, each outstanding share of Series B preferred stock will convert into two shares of common stock at a conversion price of $0.80 per share.

 (4) The per share purchase price for our Series C preferred stock was $9.60. Upon the closing of the offering, each outstanding share of Series C preferred stock will convert into six shares of common stock at a conversion price of $1.60 per share.

 (5) The per share purchase price for our Series D preferred stock was $6.79. Upon the closing of the offering, each outstanding share of Series D preferred stock will convert into two shares of common stock at a conversion price of $3.395 per share.

 (6) Warrants are exercisable for our common stock at purchase prices per share as follows:

WARRANTS                                                                                  PRICE
--------------------------------------------------------------------------------------  ---------
 600,000..............................................................................  $    0.50
 100,000..............................................................................  $    0.64
1,312,500.............................................................................  $    0.80

 (7) Consists of 10,000 shares held by KLJ Ventures, of which Mr. Johnson is President.

 (8) The shares listed represent 809,910 shares held by Menlo Ventures VII, L.P. and 34,016 shares held by Menlo Entrepreneurs Fund VII, L.P. Ms. Hoel, one of our directors, is a managing director and general partner of Menlo Ventures.

 (9) Mr. Johnson, one of our directors, is President of Alexander Hutton Capital, L.L.C.

 (10) Ms. Davis, one of our directors, is a general partner of IDG Ventures, L.L.C., which is the general partner of Pacific Technology Ventures U.S.A., L.P.

    In addition, we have granted options to certain of our executive officers. See "Management-- Executive Compensation."

    In May, August and December 1996, we sold an aggregate of 400,000 shares of Series A Preferred stock to certain investors, including Messrs. Higginson and Johnson, two of our directors, members of the Hussey family, and Encompass Group Limited, one of our principal shareholders, at an aggregate purchase price of $1.2 million or $3.00 per share. We paid Alexander Hutton Capital, L.L.C. a placement agent fee of $70,000 in connection with the sale of our Series A preferred stock. Mr. Johnson, one of directors, is President of Alexander Hutton Capital, L.L.C.

    In September, October and November 1997, we sold an aggregate of 1,250,000 shares of Series B Preferred Stock to certain investors, including Brittania Holdings and Encompass Group Limited, two of our principal shareholders, at an aggregate purchase price of $2.0 million or $1.60 per share. We also issued Brittania Holdings a warrants exercisable for 1,825,000 shares of common stock at per share exercise prices ranging from $0.50 to $0.80 and Encompass Group Limited a warrant exercisable for 187,500 shares of common stock at a per share exercise price of $0.80.

    On April 15, 1998, we sold an aggregate of 156,250 shares of Series C Preferred Stock to Cypress Partners Limited Partnership at an aggregate purchase price of $1.5 million or $9.60 per share, and issued Cypress Partners Limited Partnership a warrant exercisable for 93,750 shares of common stock at a per share exercise price of $1.60, which was exercised for 187,500 shares at a per share exercise price of $0.80 on February 1, 1999.

    On August 21, 1998, we sold an aggregate of 1,138,438 shares of Series D Preferred Stock to certain investors, including affiliates of Menlo Ventures and IDG Ventures, two of our principal shareholders, at an aggregate purchase price of $7.7 million or $6.79 per share. Ms. Hoel, one of our directors, is a managing director and general partner of Menlo Ventures, and Ms. Davis, one of our directors, is a general partner of IDG Ventures.

    We plan to enter into indemnification agreements with our directors and certain officers for the indemnification of and advancement of expenses to such persons to the fullest extent permitted by law. We also intend to enter into these agreements with our future directors and certain officers.

    We believe that the foregoing transactions were in our best interest and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and any of our officers, directors or principal shareholders will be approved by a majority of the independent and disinterested members of the board of directors, will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with our bona fide business purposes.

    In March 1999, we issued 150,000 shares of our common stock to Mr. Chamberlain in exchange for a note receivable. These shares were acquired by exercising stock options that vest over a period of four years. The note bears interest at a rate of 4.83%, is collateralized by the shares and is due in 2003. Under the pledge agreement, we have the obligation to repurchase any remaining unvested shares, and the note becomes due upon Mr. Chamberlain's termination. Further, the shares may not be transferred until they are vested and paid for.

                       PRINCIPAL AND SELLING SHAREHOLDER

    The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock as of March 1, 1999 for:

    - each person or group that we know owns more than 5% of the common stock;

    - each of our directors;

    - our chief executive officer;

    - executive officers whose compensation exceeded $100,000 in 1998;

    - a shareholder who is selling shares in this offering; and

    - all of our directors and executive officers as a group.

                                                               SHARES BENEFICIALLY
                                                                  OWNED PRIOR TO                       SHARES BENEFICIALLY
                                                                     OFFERING           NUMBER OF      OWNED AFTER OFFERING
                                                              ----------------------   SHARES BEING   ----------------------
NAME AND ADDRESS (1)                                           NUMBER    PERCENT (2)     OFFERED       NUMBER    PERCENT (2)
------------------------------------------------------------  ---------  -----------   ------------   ---------  -----------
5% SHAREHOLDERS
Michael D. Almquist ........................................  1,480,000     10.09%
  2232 12th Avenue West
  Seattle, Washington 98119
Britannia Holdings Limited (3) .............................  4,300,000     26.07            --       4,300,000
  P.O. Box 556
  Main Street
  Charlestown, Nevis
Menlo Ventures VII, L.P. (4) ...............................  1,687,852     11.50            --       1,687,852
  3000 Sand Hill Rd., Bldg. 4-100
  Menlo Park, California 94025
Cypress Partners Limited Partnership .......................  1,125,000      7.67            --       1,125,000
  P.O. Box 9006
  Seattle, Washington 98109
Encompass Ventures, Inc. (5) ...............................  1,100,000      7.50            --       1,100,000
  777 - 108th Avenue N.E., Suite 2300
  Bellevue, Washington 98004

CURRENT EXECUTIVE OFFICERS AND DIRECTORS
Jeffrey S. Hussey (6).......................................  3,048,000     20.78
Steven Goldman (7)..........................................    134,250     *                --         134,250
Carlton G. Amdahl...........................................         --     *                --              --
Kimberly D. Davis (8).......................................    589,024      4.01            --         589,024
Alan J. Higginson (9).......................................    113,300     *                --          56,000
Sonja L. Hoel (10)..........................................  1,687,852     11.50            --       1,687,852
Kent L. Johnson (11)........................................    356,000      2.43            --         356,000
All directors and executive officers as a group (9 persons)
  (12)......................................................  6,553,930     43.61            --       6,553,930

------------------------

   * Less than 1%

 (1) Unless otherwise indicated, the address of each of the named individuals is c/o F5 Networks, Inc., 200 First Avenue West, Suite 500, Seattle, Washington 98119

 (2) Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership at any time within 60 days after March 1, 1999. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Applicable percentage ownership in the following table is based on 14,671,156 shares of common stock outstanding as of March 1, 1999 and shares of common stock outstanding immediately following the completion of this offering.

 (3) Includes 1,825,000 shares issuable upon exercise of warrants exercisable within 60 days of March 1, 1999.

 (4) The shares listed represent 1,619,820 shares held by Menlo Ventures VII, L.P. and 68,032 shares held by Menlo Entrepreneurs Fund VII, L.P.

 (5) Includes 187,500 shares issuable upon warrants exercisable within 60 days of March 1, 1999.

 (6) Includes 900,000 shares held by Freeman Wellman & Co. in an IRA fbo Mr. Hussey and does not include 400,000 shares held by the Hussey Family Trust fbo Mr. Hussey's minor child.

 (7) Includes 75,000 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

 (8) Ms. Davis is a general partner of IDG Ventures, L.L.C., which is the general partner of Pacific Technology Ventures U.S.A., L.P. All shares listed are held by Pacific Technology Ventures U.S.A., L.P. Ms. Davis disclaims beneficial ownership of all shares held by Pacific Technology Ventures U.S.A., L.P. except to the extent of her pro rata interest in such partnership.

 (9) Consists of 57,300 shares of common stock issuable upon conversion of 9,550 shares of Series A preferred stock in connection with the closing of the offering and 56,000 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

 (10) Ms. Hoel is a managing director and general partner of Menlo Ventures. The shares listed represent 1,619,820 shares held by Menlo Ventures VII, L.P. and 68,032 shares held by Menlo Entrepreneurs Fund VII, L.P. Ms. Hoel disclaims beneficial ownership of all shares held by Menlo Entrepreneurs Fund VII, L.P. except to the extent of her pro rata interest in such partnership.

 (11) Consists of 56,000 shares held by Mr. Johnson, 60,000 shares held by KLJ Ventures and 240,000 shares held by Alexander Hutton Capital, L.L.C. Mr. Johnson is President of KLJ Ventures and President of Alexander Hutton Capital, L.L.C. Mr. Johnson disclaims beneficial ownership of all shares held by Alexander Hutton Capital, L.L.C. except to the extent of his pro rata interest in such limited liability company.

 (12) Includes 356,504 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this offering, we will have authorized 100,000,000 shares of common stock, no par value, and 10,000,000 shares of undesignated preferred stock, no par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Second Amended and Restated Articles of Incorporation and bylaws and by the provisions of applicable Washington law.

COMMON STOCK

    As of March 1, 1999, there were 14,671,156 shares of common stock outstanding assuming conversion of all shares of the preferred stock, which were held by 77 shareholders. Effective upon the close of this offering, holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of common stock will not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors will be able to elect all of the directors. If such an event occurs, the holders of the remaining shares will not be able to elect any directors.

    Holders of common stock will receive such dividends as our board of directors may declare from time to time out of funds legally available for the payment of dividends, subject to the terms of any existing or future agreements between us and our debtholders. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of F5, the holders of common stock will share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Effective upon the closing of this offering, we will have authorized 10,000,000 shares of undesignated preferred stock. The board of directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our shareholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of F5 without further action by the shareholders and may adversely affect the market price of, and the voting and other rights of, the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

WARRANTS

    As of March 1, 1999, warrants to purchase 2,212,500 shares of common stock were outstanding at a weighted-average exercise price of $0.75 per share. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations. Warrants exercisable for an aggregate of 2,200,000 shares of common stock contain additional provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon certain dilutive issuances of securities at prices below the then existing warrant exercise price.

REGISTRATION RIGHTS

    Following this offering, holders of 8,114,376 shares of common stock and of warrants exercisable for 2,200,000 shares of common stock will have certain rights relating to the registration of such shares under state and federal securities laws. These rights, which are assignable, are outlined in an agreement between F5 and such holders. A majority of these holders may generally require that we register the common stock subject to these rights for public resale provided that the proposed aggregate selling offering price would exceed $5.0 million. If we register any of our common stock either for our own account or for the account of other security holders, such holders may also include their common stock subject to these rights in such registration, subject to the ability of the underwriters to limit the number of shares included in such offering. The holders of our common stock that were issued upon conversion of our Series A, B, C and D Preferred Stock may also require us to register all or a portion of their common stock subject to these rights on Form S-3, when use of such form becomes available, provided that among other limitations, the proposed aggregate offering price would be at least $2.0 million. The registration rights of such holder terminate, with respect to an individual holder, when the holder can, within a three month period, offer and sell all of his Registrable Securities pursuant to Rule 144 and as to all holders, three years after this offering.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF AMENDED ARTICLES OF
  INCORPORATION, BYLAWS AND WASHINGTON LAW

    Our board of directors, without shareholder approval, will have upon the closing of this offering authority under our amended articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, our board could issue preferred stock quickly and easily, which could adversely affect the rights of holders of common stock and which our board could issue with terms calculated to delay or prevent a change in control of F5 or make removal of management more difficult.

    ELECTION AND REMOVAL OF DIRECTORS. Effective upon the closing of this offering, our articles of incorporation will provide for the division of our board of directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our shareholders. The Class I term will expire at the annual meeting of shareholders to be held in 2000; the Class II term will expire at the annual meeting of shareholders to be held in 2001; and the Class III term will expire at the annual meeting of shareholders to be held in 2002. At each annual meeting of shareholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of F5 and may maintain the incumbency of the board of directors.

    SHAREHOLDER MEETINGS. Upon the closing of this offering our bylaws will provide that, except as otherwise required by law or by our amended articles of incorporation, special meetings of the shareholders can only be called pursuant to a resolution adopted by our board of directors, the chairman of the board or president. These provisions of our amended articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

    Washington law also imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19.040 of the Washington Business Corporation Act prohibits a "target corporation," with certain exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things:

    - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

    - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

    - allowing the acquiring person to receive any disproportionate benefits as a shareholder.

    After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deferring or preventing a change in control.

TRANSFER AGENT

    The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Immediately prior to this offering, there was no public market for F5's common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.

    Upon completion of this offering, we will have outstanding     shares of
common stock, assuming the issuance of     shares of common stock offered
hereby, conversion of all shares of preferred stock and no exercise of options
or warrants after March 1, 1999. Of these shares, the     shares sold in this
offering will be freely tradable without restriction or further registration under the Securities Act; provided, however, that if shares are purchased by "affiliates," as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to certain limitations and restrictions that are described below.

    The remaining 14,671,156 shares of common stock, assuming conversion of all shares of preferred stock, held by existing shareholders as of March 1, 1999 were issued and sold by us in reliance on exemptions from the registration
requirements of the Securities Act. Of these shares,     shares will be subject
to lock-up agreements described below on the effective date of the offering. Upon expiration of the lock-up agreements 180 days after the effective date of
the prospectus,     shares will become eligible for sale, subject in most cases to the limitations of Rule 144. In addition, holders of stock options and warrants could exercise their options and warrants and sell the shares issued upon exercise as described below.

                                 SHARES
    DAYS AFTER DATE OF        ELIGIBLE FOR
      THIS PROSPECTUS             SALE                                     COMMENT
---------------------------  --------------  --------------------------------------------------------------------
Upon effectiveness.........                  Shares sold in the offering

90 days....................                  Shares salable under Rule 144 that are not subject to the lock-up

180 days...................                  Lock-up released: shares salable under Rules 144 and 701

    As of March 1, 1999, there were a total of 2,212,500 shares of common stock that could be issued upon exercise of outstanding warrants. All of these shares are subject to lock-up agreements. As of March 1, 1999, there were a total of 2,594,418 shares of common stock subject to outstanding options under our stock plans, 368,605 of which were vested. However, all of these shares are subject to lock-up agreements. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our stock plans. On the date 180 days after the effective date of this
prospectus, a total of     shares of common stock subject to outstanding options
will be vested. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to our Amended and Restated 1996 Stock Option Plan, Amended and Restated Directors' Nonqualified Stock Option Plan, 1998 Equity Incentive Plan, 1999 Non-Employees Directors' Plan and 1999 Employee Stock Purchase Plan generally would be available for resale in the public market.

    The officers, directors and certain shareholders of F5 have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus. Hambrecht & Quist, however, may in its sole discretion, at any time and in most cases without notice, release all or any portion of the shares subject to lock-up agreements.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of F5's common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately     shares immediately after the effective date of
      this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about F5.

RULE 701

    In general, under Rule 701, any F5 employee, director, officer, consultant or advisor who purchases shares from F5 in connection with a compensatory stock or option plan or other written agreement before the effective date of the offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

    The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

    In addition, following this offering, the holders of 8,114,376 shares of common stock and of warrants exercisable for 2,200,000 shares of common stock will, under certain circumstances, have rights to require us to register their shares for future sale.

LOCK-UP AGREEMENTS

    All officers and directors and certain holders of common stock or securities convertible for common stock and options and warrants to purchase common stock have agreed pursuant to certain "lock-up" agreements that they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrants or other rights to purchase common stock for a period of 180 days after the date of this prospectus without the prior written consent of Hambrecht & Quist L.L.C.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, through their representatives, Hambrecht & Quist L.L.C., BancBoston Robertson Stephens Inc. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, have severally agreed to purchase from F5 and the selling shareholder the following respective numbers of shares of common stock.

NAME                                                       NUMBER OF SHARES
---------------------------------------------------------  -----------------
Hambrecht & Quist L.L.C..................................
BancBoston Robertson Stephens Inc........................
Dain Rauscher Wessels, a division of Dain Rauscher
  Incorporated...........................................
                                                                 -------
  Total..................................................
                                                                 -------
                                                                 -------

    The Underwriting Agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from F5 and the selling shareholder, his counsel and the independent auditors. The nature of the underwriters' obligation is such that they have committed to purchase all shares of common stock offered hereby if any of such shares are purchased.

    The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess
of $    per share. The underwriters may allow and such dealers may re-allow a
concession not in excess of $    per share to certain other dealers. After the
initial public offering of the shares, the underwriters may change the offering price and other selling terms.

    Certain shareholders have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. Such shareholders will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

    The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    F5 and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

    F5, the selling shareholder and certain other shareholders of F5, including
executive officers and directors, who will own in the aggregate     shares of
common stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist L.L.C., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Hambrecht & Quist L.L.C., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under our stock option plans.

    Certain persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced may be discontinued at any time.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation among F5, the selling shareholder and the representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of F5, market valuations of other companies engaged in activities similar to F5, estimates of the business potential and prospects of F5, the present state of our business operations, our management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions or other factors.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for F5 by Cooley Godward LLP, Kirkland, Washington. Certain legal matters will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

    The financial statements of F5 Networks, Inc. as of September 30, 1997 and 1998 and for the period from February 26, 1996, inception, to September 30, 1996 and each of the years in the two year period ended September 30, 1998, included in this registration statement have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                           ADDITIONAL F5 INFORMATION

    We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to F5 and our common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. Information contained on F5's Web site does not constitute part of this prospectus.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, our Web site and the Web site of the SEC referred to above.

                               F5 NETWORKS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2

Balance Sheets.............................................................................................         F-3

Statements of Operations...................................................................................         F-4

Statement of Shareholders' Equity (Deficit)................................................................         F-5

Statements of Cash Flows...................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of F5 Networks, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of F5 Networks, Inc. at September 30, 1997 and 1998, and the results of its operations and its cash flows for the period from February 26, 1996 (inception) to September 30, 1996 and for each of the years in the two year period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Seattle, Washington
April 6, 1999

                               F5 NETWORKS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                                              1997             1998             1998
                                                         ---------------  ---------------  ---------------
                                                                                             (UNAUDITED)
                                                  ASSETS
Current assets:
  Cash and cash equivalents............................     $     143        $   6,206        $   4,458
  Accounts receivable, net of allowances of $0, $382
    and $354...........................................           329            2,032            2,906
  Inventories..........................................            77               99              380
  Other current assets.................................            68              250              232
                                                              -------          -------          -------
        Total current assets...........................           617            8,587            7,976
Property and equipment, net............................           196              682              920
Software development costs, net of accumulated
  amortization of $4, $83 and $109.....................            52              118               92
Other assets...........................................            54               45               49
                                                              -------          -------          -------
        Total assets...................................     $     919        $   9,432        $   9,037
                                                              -------          -------          -------
                                                              -------          -------          -------
                              LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt....................     $     500
  Capital lease obligations, current portion...........            19        $      19        $      14
  Accounts payable.....................................           117              559            1,198
  Accrued liabilities..................................           114              458              715
  Deferred revenue.....................................           184              788            1,180
                                                              -------          -------          -------
        Total current liabilities......................           934            1,824            3,107
Capital lease obligations, net of current portion......            19
Long-term debt, net of current portion.................           197
                                                              -------          -------          -------
        Total liabilities..............................         1,150            1,824            3,107
                                                              -------          -------          -------
Commitments (Note 9)
Shareholders' equity (deficit):
  Preferred stock, no par value; 10,000,000 shares
    authorized
    Series A Convertible, $1,200 liquidation
      preference, 400,000 shares issued and
      outstanding......................................         1,123            1,123            1,123
    Series B Convertible, $250, $2,000 and $2,000
      liquidation preference, 156,250, 1,250,000 and
      1,250,000 shares issued and outstanding..........           208            1,656            1,656
    Series C Convertible, $0, $1,500 and $1,500
      liquidation preference, none, 156,250 and 156,250
      shares issued and outstanding....................                          1,418            1,418
    Series D Convertible, $0, $15,460 and $15,460
      liquidation preference, none, 1,138,438 and
      1,138,438 shares issued and outstanding..........                          7,688            7,688
  Common stock, no par value; 50,000,000 shares
    authorized, 6,000,000, 6,021,500 and 6,358,500
    shares issued and outstanding......................           393            2,875            4,355
  Unearned compensation................................          (169)          (1,694)          (2,656)
  Accumulated deficit..................................        (1,786)          (5,458)          (7,654)
                                                              -------          -------          -------
      Total shareholders' equity (deficit).............          (231)           7,608            5,930
                                                              -------          -------          -------
        Total liabilities and shareholders' equity
          (deficit)....................................     $     919        $   9,432        $   9,037
                                                              -------          -------          -------
                                                              -------          -------          -------

   The accompanying notes are an integral part of these financial statements.

                               F5 NETWORKS, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      PERIOD FROM
                                     FEBRUARY 26,
                                         1996       YEAR ENDED SEPTEMBER     THREE MONTHS ENDED
                                      (INCEPTION)           30,                 DECEMBER 31,
                                     TO SEPTEMBER   --------------------  ------------------------
                                       30, 1996       1997       1998        1997         1998
                                     -------------  ---------  ---------  -----------  -----------
                                                                          (UNAUDITED)  (UNAUDITED)
Net revenues.......................    $       2    $     229  $   4,889   $     842    $   2,695
Cost of net revenues...............            1           71      1,405         210          820
                                     -------------  ---------  ---------  -----------  -----------
  Gross profit.....................            1          158      3,484         632        1,875
                                     -------------  ---------  ---------  -----------  -----------
Operating expenses:
  Sales and marketing..............           62          565      3,881         555        2,216
  Research and development.........          103          569      1,810         194        1,020
  General and administrative.......          180          383      1,041         202          525
  Amortization of unearned
    compensation...................            4           69        420          31          368
                                     -------------  ---------  ---------  -----------  -----------
    Total operating expenses.......          349        1,586      7,152         982        4,129
                                     -------------  ---------  ---------  -----------  -----------
Loss from operations...............         (348)      (1,428)    (3,668)       (350)      (2,254)
Other income (expense):
  Interest expense.................                       (46)       (42)        (23)          (1)
  Interest income..................           18           18         38                       59
                                     -------------  ---------  ---------  -----------  -----------
    Net loss.......................    $    (330)   $  (1,456) $  (3,672)  $    (373)   $  (2,196)
                                     -------------  ---------  ---------  -----------  -----------
                                     -------------  ---------  ---------  -----------  -----------
Net loss per share--basic and
  diluted..........................    $   (0.06)   $   (0.24) $   (0.60)  $   (0.06)   $   (0.36)
                                     -------------  ---------  ---------  -----------  -----------
                                     -------------  ---------  ---------  -----------  -----------
Weighted average shares--basic and
  diluted..........................        5,932        6,000      6,086       6,294        6,047
                                     -------------  ---------  ---------  -----------  -----------
                                     -------------  ---------  ---------  -----------  -----------
Pro forma net loss per share
  (unaudited):
  Net loss per share--basic and
    diluted........................                            $   (0.26)               $   (0.16)
                                                               ---------               -----------
                                                               ---------               -----------
  Weighted average shares--basic
    and diluted....................                               14,201                   14,162
                                                               ---------               -----------
                                                               ---------               -----------

   The accompanying notes are an integral part of these financial statements.

                               F5 NETWORKS, INC.
                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM FEBRUARY 26, 1996 (INCEPTION) TO DECEMBER 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                              CONVERTIBLE PREFERRED STOCK AMOUNT
                                           -----------------------------------------
                                 SHARES    SERIES A   SERIES B   SERIES C   SERIES D
                                ---------  --------   --------   --------   --------
Common stock issued to
  founding shareholders.......
Common stock issued for
  merger......................
Sales of Series A Convertible
  Preferred Stock,
  (net of issuance costs of
    $77)......................    370,000   $1,123
Issuance of Series A
  Convertible Preferred Stock
  upon payment of subscription
  receivable from
  shareholder.................     10,000
Unearned compensation.........
Amortization of unearned
  compensation................
Net loss......................
                                ---------  --------   --------   --------   --------
Balance, September 30, 1996...    380,000    1,123
Issuance of Series A
  Convertible Preferred Stock
  upon payment of subscription
  receivable from
  shareholders................     20,000
Sales of Series B Convertible
  Preferred Stock.............    156,250              $  250
Value ascribed to warrants
  issued in conjunction with
  sale of Convertible
  Preferred Stock.............                            (42)
Value ascribed to warrants
  issued with note payable....
Unearned compensation.........
Amortization of unearned
  compensation................
Net loss......................
                                ---------  --------   --------   --------   --------
Balance, September 30, 1997...    556,250    1,123        208
Sales of Series B Convertible
  Preferred Stock, (net of
  issuance costs of $15)......  1,093,750               1,740
Sales of Series C Convertible
  Preferred Stock, (net of
  issuance costs of $7).......    156,250                         $1,493
Sales of Series D Convertible
  Preferred Stock, (net of
  issuance costs of $42)......  1,138,438                                    $7,688
Value ascribed to warrants
  issued in conjunction with
  sales of Convertible
  Preferred Stock.............                           (292)       (75)
Exercise of stock options by
  employees...................
Repurchase of common stock
  under shareholder
  agreement...................
Issuance of common stock under
  shareholder agreement.......
Conversion of note payable to
  common stock................
Unearned compensation.........
Amortization of unearned
  compensation................
Net loss......................
                                ---------  --------   --------   --------   --------
Balance, September 30, 1998...  2,944,688    1,123      1,656      1,418      7,688
Exercise of stock options by
  employees (unaudited).......
Exercise of stock warrants
  (unaudited).................
Unearned compensation
  (unaudited).................
Amortization of unearned
  compensation (unaudited)....
Net loss (unaudited)..........
                                ---------  --------   --------   --------   --------
Balance, December 31, 1998
  (unaudited).................  2,944,688   $1,123     $1,656     $1,418     $7,688
                                ---------  --------   --------   --------   --------
                                ---------  --------   --------   --------   --------


                                                    SUBSCRIPTIONS
                                   COMMON STOCK      RECEIVABLE      UNEARNED
                                ------------------      FROM         COMPEN-     ACCUMULATED
                                  SHARES    AMOUNT  SHAREHOLDERS      SATION       DEFICIT      TOTAL
                                ----------  ------  -------------   ----------   -----------   -------
Common stock issued to
  founding shareholders.......   5,388,000
Common stock issued for
  merger......................     612,000
Sales of Series A Convertible
  Preferred Stock,
  (net of issuance costs of
    $77)......................                          $(90)                                  $ 1,033
Issuance of Series A
  Convertible Preferred Stock
  upon payment of subscription
  receivable from
  shareholder.................                            30                                        30
Unearned compensation.........              $   4                    $    (4)
Amortization of unearned
  compensation................                                             4                         4
Net loss......................                                                     $  (330)       (330)
                                ----------  ------       ---        ----------   -----------   -------
Balance, September 30, 1996...   6,000,000      4        (60)                         (330)        737
Issuance of Series A
  Convertible Preferred Stock
  upon payment of subscription
  receivable from
  shareholders................                            60                                        60
Sales of Series B Convertible
  Preferred Stock.............                                                                     250
Value ascribed to warrants
  issued in conjunction with
  sale of Convertible
  Preferred Stock.............                 42
Value ascribed to warrants
  issued with note payable....                109                                                  109
Unearned compensation.........                238                       (238)
Amortization of unearned
  compensation................                                            69                        69
Net loss......................                                                      (1,456)     (1,456)
                                ----------  ------       ---        ----------   -----------   -------
Balance, September 30, 1997...   6,000,000    393                       (169)       (1,786)       (231)
Sales of Series B Convertible
  Preferred Stock, (net of
  issuance costs of $15)......                                                                   1,740
Sales of Series C Convertible
  Preferred Stock, (net of
  issuance costs of $7).......                                                                   1,493
Sales of Series D Convertible
  Preferred Stock, (net of
  issuance costs of $42)......                                                                   7,688
Value ascribed to warrants
  issued in conjunction with
  sales of Convertible
  Preferred Stock.............                367
Exercise of stock options by
  employees...................     221,500     34                                                   34
Repurchase of common stock
  under shareholder
  agreement...................  (2,600,000)  (245 )                                               (245)
Issuance of common stock under
  shareholder agreement.......   1,800,000    172                                                  172
Conversion of note payable to
  common stock................     600,000    209                                                  209
Unearned compensation.........              1,945                     (1,945)
Amortization of unearned
  compensation................                                           420                       420
Net loss......................                                                      (3,672)     (3,672)
                                ----------  ------       ---        ----------   -----------   -------
Balance, September 30, 1998...   6,021,500  2,875                     (1,694)       (5,458)      7,608
Exercise of stock options by
  employees (unaudited).......      97,000     30                                                   30
Exercise of stock warrants
  (unaudited).................     240,000    120                                                  120
Unearned compensation
  (unaudited).................              1,330                     (1,330)
Amortization of unearned
  compensation (unaudited)....                                           368                       368
Net loss (unaudited)..........                                                      (2,196)     (2,196)
                                ----------  ------       ---        ----------   -----------   -------
Balance, December 31, 1998
  (unaudited).................   6,358,500  $4,355      $            $(2,656)      $(7,654)    $ 5,930
                                ----------  ------       ---        ----------   -----------   -------
                                ----------  ------       ---        ----------   -----------   -------

   The accompanying notes are an integral part of these financial statements.

                               F5 NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         YEAR ENDED SEPTEMBER  THREE MONTHS ENDED DECEMBER
                                                  PERIOD FROM FEBRUARY           30,                       31,
                                                  26, 1996 (INCEPTION)   --------------------  ----------------------------
                                                  TO SEPTEMBER 30, 1996    1997       1998         1997           1998
                                                  ---------------------  ---------  ---------  -------------  -------------
                                                                                                (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................        $    (330)       $  (1,456) $  (3,672)   $    (373)     $  (2,196)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Amortization of unearned compensation.......                4               69        420           31            368
    Provision for doubtful accounts and sales
      returns...................................                                          412           74             50
    Depreciation and amortization...............               14               59        323           46            119
    Non cash interest expense...................                                 6         12
    Changes in operating assets and liabilities:
      Accounts receivable.......................               (1)            (328)    (2,115)        (514)          (924)
      Inventories...............................              (29)             (48)       (22)         (51)          (281)
      Other current assets......................               (7)             (55)      (186)          44             18
      Other assets..............................               (6)             (48)         9          (73)            (4)
      Accounts payable and accrued
        liabilities.............................               37              194        806          247            896
      Deferred revenue..........................                               184        604          (56)           392
                                                           ------        ---------  ---------       ------         ------
        Net cash used in operating activities...             (318)          (1,423)    (3,409)        (613)        (1,562)
                                                           ------        ---------  ---------       ------         ------
Cash flows from investing activities:
  Issuance of notes to officer..................                                          (10)
  Purchases of property and equipment...........             (150)             (98)      (731)         (67)          (331)
  Additions to software development costs.......                               (56)      (145)         (83)
  Proceeds from sale leaseback..................               30
                                                           ------        ---------  ---------       ------         ------
        Net cash used in investing activities...             (120)            (154)      (886)        (150)          (331)
                                                           ------        ---------  ---------       ------         ------
Cash flows from financing activities:
  Proceeds from issuance of Series A Convertible
    Preferred Stock.............................            1,063               60
  Proceeds from issuance of Series B Convertible
    Preferred Stock.............................                               250      1,235        1,235
  Proceeds from issuance of Series C Convertible
    Preferred Stock.............................                                        1,493
  Proceeds from issuance of Series D Convertible
    Preferred Stock.............................                                        7,688
  Proceeds from the exercise of stock options
    and warrants................................                                           34            9            150
  Repurchase of common stock under shareholder
    agreement...................................                                         (245)
  Proceeds from issuance of common stock under
    shareholder agreement.......................                                          172
  Proceeds from line of credit..................                                          825
  Repayments of line of credit..................                                         (825)
  Proceeds from issuance of long-term debt......                               800
  Principal payments on capital lease
    obligations.................................               (1)             (14)       (19)          (4)            (5)
                                                           ------        ---------  ---------       ------         ------
        Net cash provided by financing
          activities............................            1,062            1,096     10,358        1,240            145
                                                           ------        ---------  ---------       ------         ------
        Net increase (decrease) in cash and cash
          equivalents...........................              624             (481)     6,063          477         (1,748)
Cash and cash equivalents, at beginning of
  year..........................................               --              624        143          143          6,206
                                                           ------        ---------  ---------       ------         ------
Cash and cash equivalents, at end of year.......        $     624        $     143  $   6,206    $     620      $   4,458
                                                           ------        ---------  ---------       ------         ------
                                                           ------        ---------  ---------       ------         ------

   The accompanying notes are an integral part of these financial statements.

                               F5 NETWORKS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  THE COMPANY AND BASIS OF PRESENTATION:

    F5 Networks, Inc. (formerly F5 Labs, Inc.) (the "Company") was incorporated on February 26, 1996 in the State of Washington.

    F5 is a leading provider of integrated Internet traffic management solutions designed to improve the availability and performance of mission-critical Internet-based servers and applications. Our proprietary software-based solutions monitor and manage local and geographically dispersed servers and intelligently direct traffic to the server best able to handle a user's request.

    The Company purchases material component parts and certain licensed software from suppliers and generally contracts with third parties for the assembly of products.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INTERIM FINANCIAL STATEMENTS

    In the opinion of the Company's management, the December 31, 1997 and 1998 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial statements. All references hereinafter to December 31, 1997 and 1998 amounts are based on unaudited information.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 presentation. These reclassifications had no effect on previously reported net loss, shareholders' equity (deficit) or cash flows.

    CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with original maturities of three months or less at the date of investment by the Company.

    CONCENTRATION OF CREDIT RISK

    The Company places its temporary cash investments with major financial institutions. As of September 30, 1998, all of the Company's temporary cash investments were placed with three such institutions.

    The Company's customers are from diverse industries and geographic locations. Net revenues from international customers are denominated in U.S. Dollars and were approximately $0, $15,000 and $172,000 in the period from February 26, 1996 (inception) to September 30, 1996, and the years ended September 30, 1997 and 1998, respectively and $31,000 and $61,000, for the three months ended December 31, 1997 and 1998. For the three months ended December 31, 1998, one customer

                               F5 NETWORKS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) accounted for 14.9% of net revenues. During the period from February 26, 1996 (inception) to September 30, 1996, the years ended September 30, 1997 and 1998, and the three months ended December 31, 1997, no single customer accounted for more than 10% of the Company's net revenues. There were no significant accounts receivable from a single customer. The Company does not require collateral to support credit sales. Allowances are maintained for potential credit losses and sales returns.

    INVENTORIES

    Inventories consist of hardware, software and related component parts and are recorded at the lower of cost (as determined by the first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Equipment under capital leases is stated at the lower of the present value of the minimum lease payments discounted at the Company's incremental borrowing rate at the beginning of the lease term or fair value at the inception of the lease. Depreciation of property and equipment and amortization of capital leases are provided on the straight-line method over the estimated useful lives of the assets of 2 to 5 years. Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvements. Work in process represents the cost of construction of equipment to produce brand-identification parts for Company products.

    The cost of normal maintenance and repairs is charged to expense as incurred and expenditures for major improvements are capitalized at cost. Gains or losses on the disposition of assets in the normal course of business are reflected in the results of operations at the time of disposal. Gains from sale leaseback transactions are deferred and amortized over the term of the lease.

    SOFTWARE DEVELOPMENT COSTS

    Software development costs incurred in conjunction with product development are charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, such software development costs are capitalized and reported at the lower of unamortized cost or net realizable value of each product. The establishment of technological feasibility and the on-going assessment of recoverability of costs require considerable judgment by the Company with respect to certain internal and external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in hardware and software technology. The Company amortizes capitalized software costs using the straight-line method over the estimated economic life of the product, generally two years.

    VALUATION OF LONG-LIVED ASSETS

    The Company periodically evaluates the carrying value of long-lived assets to be held and used, including, but not limited to, property and equipment and other assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated

                               F5 NETWORKS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

    EQUITY FINANCING COSTS

    External direct costs associated with obtaining equity financing are deferred and taken as a reduction of the proceeds upon completion of such financing.

    REVENUE RECOGNITION

    On October 27, 1997, the American Institute of Certified Public Accountants Accounting Standards Executive Committee issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing, or otherwise marketing computer software. The Company has implemented SOP 97-2 for the year ended September 30, 1998.

    The Company generally combines software license, installation and customer support elements into a package with a single "bundled" price. The Company allocates a portion of the sales price to each element of the bundled package based on their respective fair values when the individual elements are sold separately. Revenues from the license of software are recognized when the product has been shipped and the customer is obligated to pay for the product. Installation revenue is recognized when the product has been installed at the customer's site. Revenues for customer support are recognized on a straight-line basis over the service contract terms. Estimated sales returns are based on historical experience by product and are recorded at the time revenues are recognized.

    ADVERTISING

    Advertising costs are expensed as incurred. Advertising expense was $0, $0 and $253,000 for the period from February 26, 1996 (inception) to September 30, 1996 and the years ended September 30, 1997 and 1998, respectively, and $0 and $218,000, for the three months ended December 31, 1997 and 1998, respectively.

    INCOME TAXES

    The Company accounts for income taxes under the liability method of accounting. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities at enacted tax rates in effect in the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

    STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant,

                               F5 NETWORKS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) between the deemed fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force 96-18.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, recorded amounts approximate market value.

    NET LOSS AND PRO FORMA NET LOSS PER SHARE

    Effective October 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per Share." SFAS No. 128 requires the presentation of basic and diluted earnings (loss) per share for all periods presented.

    In accordance with SFAS No. 128, basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, except that pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, if applicable, common shares issued in each of the periods presented for nominal consideration have been included in the calculation as if they were outstanding for all periods presented.

    Pro forma basic and diluted net loss per share has been computed as described above and also gives effect to the conversion of the convertible instruments that will occur upon completion of the Company's initial public offering. The Company has included the equivalent number of common shares from the conversion of preferred stock in the calculation of pro forma net loss per share. The preferred stock series are assumed converted because their terms require conversion upon an initial public offering, subject to certain conditions.

                               F5 NETWORKS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    A reconciliation of shares used in the calculation of basic and diluted and pro forma basic and diluted net loss per share follows:

                                                          PERIOD FROM
                                                         FEBRUARY 26,
                                                             1996         YEAR ENDED SEPTEMBER       THREE MONTHS ENDED
                                                          (INCEPTION)              30,                  DECEMBER 31,
                                                         TO SEPTEMBER    -----------------------  -------------------------
                                                           30, 1996         1997        1998         1997          1998
                                                         -------------   ----------  -----------  -----------   -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                  (UNAUDITED)   (UNAUDITED)
Net loss...............................................   $     (330)    $   (1,456) $    (3,672) $     (373)   $   (2,196 )
                                                              ------     ----------  -----------  -----------   -----------
                                                              ------     ----------  -----------  -----------   -----------
Weighted average shares of common stock outstanding
  (shares used in computing basic and diluted net loss
  per share)...........................................        5,932          6,000        6,086       6,294         6,047
                                                              ------     ----------  -----------  -----------   -----------
                                                              ------     ----------  -----------  -----------   -----------
Basic and diluted net loss per share...................   $    (0.06)    $    (0.24) $     (0.60) $    (0.06)   $    (0.36 )
                                                              ------     ----------  -----------  -----------   -----------
                                                              ------     ----------  -----------  -----------   -----------
Shares used in computing basic and diluted net loss per
  share................................................                                    6,086                     6,047
                                                                                     -----------                -----------
Adjustment to reflect the effect of the assumed
  conversion of preferred stock:
  Preferred stock--Series A............................                                    2,400                     2,400
  Preferred stock--Series B............................                                    2,500                     2,500
  Preferred stock--Series C............................                                      938                       938
  Preferred stock--Series D............................                                    2,277                     2,277
                                                                                     -----------                -----------
                                                                                           8,115                     8,115
                                                                                     -----------                -----------
Shares used in computing pro forma basic and diluted
  net loss per share...................................                                   14,201                    14,162
                                                                                     -----------                -----------
                                                                                     -----------                -----------
Pro forma basic and diluted net loss per share.........                              $     (0.26)               $    (0.16 )
                                                                                     -----------                -----------
                                                                                     -----------                -----------

    Had the Company been in a net income position, diluted earnings per share would have included the shares used in the computation of basic net loss per share as well as additional potential shares of common stock related to outstanding options and warrants which were excluded because they are anti-dilutive.

    NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after

                               F5 NETWORKS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    December 15, 1997. Reclassification for earlier periods is required for comparative purposes. The Company does not have any material items of comprehensive income, other than net loss, and accordingly, the statement does not have any material impact on reported financial position or results of operations.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and geographic areas in which the entity holds significant assets and reports significant revenues. The statement will be effective for fiscal years beginning after December 15, 1997. Reclassification for earlier periods is required, unless impracticable, for comparative purposes. The adoption of this statement has not had any material impact on reported financial position or results of operations.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. This statement is effective for fiscal years beginning after December 15, 1998. The Company does not expect the statement to have a material impact on its financial statements.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company does not use derivative instruments, therefore the adoption of this statement will not have any effect on the Company's results of operations or its financial position.

                               F5 NETWORKS, INC.

3.  PROPERTY AND EQUIPMENT:

    At September 30, 1997 and 1998, and December 31, 1998, property and equipment were approximately as follows:

                                                                       SEPTEMBER 30,
                                                                    --------------------
                                                                      1997       1998     DECEMBER 31, 1998
                                                                       ---     ---------  -----------------
                                                                                (IN THOUSANDS)
                                                                                             (UNAUDITED)
Computer equipment................................................  $     161  $     529      $     734
Equipment under capital leases....................................         54         54             54
Office furniture and equipment....................................         17        293            327
Leasehold improvements............................................         29        116            116
Work in progress..................................................                                   92
                                                                          ---  ---------         ------
                                                                          261        992          1,323
Accumulated amortization for equipment under
  capital leases..................................................        (15)       (33)           (37)
Accumulated depreciation..........................................        (50)      (277)          (366)
                                                                          ---  ---------         ------
                                                                    $     196  $     682      $     920
                                                                          ---  ---------         ------
                                                                          ---  ---------         ------

    Depreciation expense was approximately $14,000 for the period from February 26, 1996 (inception) to September 30, 1996 and $55,000 and $245,000 for the years ended September 30, 1997 and 1998, respectively. Depreciation expense was approximately $39,000 and $93,000 for the three months ended December 31, 1997 and 1998, respectively (unaudited).

4.  ACCRUED LIABILITIES:

    At September 30, 1997 and 1998, and December 31, 1998, accrued liabilities were approximately as follows:

                                                                       SEPTEMBER 30,
                                                                    --------------------
                                                                      1997       1998      DECEMBER 31, 1998
                                                                       ---        ---     -------------------
                                                                                 (IN THOUSANDS)
                                                                                              (UNAUDITED)
Accrued payroll and benefits......................................  $      37  $     237       $     363
Accrued sales and use taxes.......................................         17        141             178
Other.............................................................         60         80             174
                                                                          ---        ---             ---
                                                                    $     114  $     458       $     715
                                                                          ---        ---             ---
                                                                          ---        ---             ---

                               F5 NETWORKS, INC.

5.  INCOME TAXES:

    The following is a reconciliation of the income tax benefit to the amount based on the statutory Federal rate:

                                                                            1997         1998
                                                                             ---          ---
Federal income tax benefit at statutory rate...........................         (34)%        (34 )%
Non-deductible stock compensation......................................           3%           1%
Other..................................................................           1%
                                                                                ---          ---
Change in valuation allowance..........................................          30%          33%
                                                                                ---          ---
                                                                                ---          ---

    Deferred tax assets and liabilities at September 30, 1997 and 1998 were approximately as follows:

                                                                                         1997       1998
                                                                                       ---------  ---------
                                                                                          (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards...................................................  $     583  $   1,573
  Allowance for doubtful accounts....................................................                    80
  Accrued compensation and benefits..................................................          8         61
  Depreciation.......................................................................                     9
                                                                                       ---------  ---------
    Total deferred tax assets........................................................        591      1,723
                                                                                       ---------  ---------
Deferred tax liabilities:
  Depreciation.......................................................................         (7)
  Amortization.......................................................................        (14)       (53)
                                                                                       ---------  ---------
    Total deferred tax liabilities...................................................        (21)       (53)
                                                                                       ---------  ---------
                                                                                             570      1,670
Valuation allowance..................................................................       (570)    (1,670)
                                                                                       ---------  ---------
                                                                                       $       0  $       0
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    Differences between the tax bases of assets and liabilities and their financial statement amounts are reflected as deferred income taxes based on enacted tax rates. The net deferred tax assets have been reduced by a full valuation allowance at September 30, 1997 and 1998 based on management's determination that the recognition criteria for realization have not been met.

    As of September 30, 1998, the Company had net operating loss carryforwards of approximately $4.6 million, to offset future taxable income for Federal income tax purposes, which will expire between 2011 and 2018. Should certain changes in the Company's ownership occur, there could be a limitation on the utilization of its net operating losses.

6.  LINES OF CREDIT:

    In February 1998, the Company entered into a $750,000 line of credit with a bank, bearing interest at the prime rate plus 1.0%. In July 1998, the line of credit was modified to allow the Company to borrow up to the lesser of $2.0 million or 75% of the Company's eligible accounts receivable. The modification also calls for monthly interest payments, a decrease of the interest rate to the prime rate

                               F5 NETWORKS, INC.

6.  LINES OF CREDIT: (CONTINUED)
    plus 0.5% and an extension of the due date to July 31, 1999. The line of credit contains certain covenants, including, but not limited to, meeting minimum financial ratios and earnings. No amount was outstanding under the line of credit at September 30, 1998 or December 31, 1998.

    In February 1998, the Company entered into a $100,000 line of credit with a bank, bearing interest at the prime rate plus 1.5%. The line of credit was restricted in use to the purchase of equipment. This line expired in August 1998 and was never utilized.

7.  LONG-TERM DEBT:

    In March and August 1997, the Company entered into $500,000 and $300,000 convertible note agreements with a preferred shareholder, respectively. These notes bear simple interest at 11% annually, mature 18 months from the date of the respective agreements and are collateralized by substantially all of the Company's assets. The notes were convertible into the Company's common stock at the lesser of $1.00 per share or 80% of the sales price of the Company's Series B Preferred Stock and $0.50 per share, respectively. In conjunction with these notes, the Company issued to the preferred shareholder warrants to purchase 100,000 and 600,000 shares of the Company's common stock at $0.64 and $0.50 per share, respectively. The aggregate value assigned to the warrants issued with these notes payable of $0 and $109,000, respectively, was reflected as both a debt discount and an increase to common stock. The debt discount is accounted for as a component of interest expense using a method which approximates the interest method.

    In October 1997, the Company settled the $500,000 note and related accrued interest by issuing to the preferred shareholder 312,500 shares of the Company's Series B Convertible Preferred Stock. In November 1997, the preferred shareholder converted the $300,000 note and related accrued interest into 600,000 shares of the Company's common stock.

8.  SHAREHOLDERS' EQUITY:

    A.  PREFERRED STOCK

    The Series A Convertible Preferred Stock is non-cumulative and convertible into six shares of common stock, subject to adjustment upon the occurrence of certain events provided for in the Company's restated articles of incorporation. The Series A Convertible Preferred Stock is mandatorily convertible into common stock upon completion of an initial public offering of the Company's common stock in which the price per share equals or exceeds $1.50 and gross proceeds equal or exceed $12.0 million, or when two-thirds of the shares of Series A Convertible Preferred Stock have been converted. The holders of the Series A Convertible Preferred Stock have certain voting rights and liquidation preferences equal to $3.00 per share.

    In May 1996, the Company issued 370,000 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $1.1 million. In conjunction with the issuance of the Company's Series A shares to a certain investor, the Company issued warrants, to which no value was assigned, to purchase 240,000 shares of the Company's common stock at $0.50 per share. On December 30, 1998, these warrants were exercised.

    In addition, the Company entered into stock subscriptions for 30,000 shares of the Company's Series A Convertible Preferred Stock in exchange for notes receivable from certain investors for an aggregate of $90,000. These notes receivable bear interest at 9% per annum and have maturity

                               F5 NETWORKS, INC.

8.  SHAREHOLDERS' EQUITY: (CONTINUED)
    periods ranging from 3 to 6 months from the date of the agreements. In August 1996, 10,000 shares of the Company's Series A Convertible Preferred Stock were issued upon payment in full of $30,000 principal value and accrued interest of a subscription agreement. In fiscal year 1997, the Company issued the remaining 20,000 shares under subscription upon payment in full of the remaining principal amount and accrued interest of the subscription agreements.

    In September 1997, the Company issued 156,250 shares of Series B Convertible Preferred Stock for an aggregate purchase price of $250,000. In conjunction with this issuance, the Company issued warrants to purchase 187,500 shares of the Company's common stock at $0.80 per share. The Company has allocated approximately $42,000 of the sales price as the value of these warrants. The Series B Convertible Preferred Stock is non-cumulative and convertible into two shares of the Company's common stock, subject to adjustment upon the occurrence of certain events provided for in the Company's amended and restated articles of incorporation. The Series B Convertible Preferred Stock is mandatorily convertible into common stock upon completion of an initial public offering of the Company's common stock in which the price per share equals or exceeds $3.20 and gross proceeds equal or exceed $8.0 million, or when two-thirds of the Series B shares have been converted. The holders of the Series B Convertible Preferred Stock have certain voting rights and liquidation preferences equal to $1.60 per share.

    In October and November 1997, the Company issued an additional 1,093,750 shares of the Company's Series B Convertible Preferred Stock for an additional aggregate purchase price of $1.8 million, including conversion of the $500,000 note and accrued interest of approximately $20,000 from a preferred shareholder (see Note 7). In conjunction with this issuance, the Company issued warrants to purchase 1,312,500 shares of the Company's common stock at $0.80 per share. The Company has allocated approximately $292,000 of the sales price of the Series B Convertible Preferred Stock as the value of these warrants.

    In April 1998, the Company issued 156,250 shares of the Company's Series C Convertible Preferred Stock and warrants to purchase 187,500 shares of the Company's common stock at $1.60 per share for an aggregate purchase price of $1.5 million. The Company has allocated approximately $75,000 of the sales price of the Series C Convertible Preferred Stock as the value of the warrants issued. On February 1, 1999 these warrants were exercised. Shares of the Company's Series C Convertible Preferred Stock are non-cumulative and convertible into six shares of the Company's common stock, subject to the occurrence of certain events provided for in the Company's amended and restated articles of incorporation. The shares are mandatorily convertible upon the completion of an initial public offering in which the per share price is equal to or exceeds $3.20 and gross proceeds equal or exceed $8.0 million, or when two-thirds of the Series C Convertible Preferred shares have been converted. The holders of the Series C Convertible Preferred Stock have certain voting rights and liquidation preferences equal to $9.60 per share.

    In August 1998, the Company issued 1,138,438 shares of Series D Convertible Preferred Stock for an aggregate purchase price of approximately $7.7 million. Holders of the Company's Series D Convertible Preferred Stock are entitled to receive an annual non-cumulative dividend of $0.68 per share, subject to declaration by the Board of Directors, at their sole discretion. The shares are convertible into two shares of the Company's Common Stock, subject to the occurrence of certain events provided for in the Company's amended and restated articles of incorporation. The shares are mandatorily convertible into common stock upon the completion of an initial public offering in which

                               F5 NETWORKS, INC.

8.  SHAREHOLDERS' EQUITY: (CONTINUED)
    the per share price equals or exceeds $5.00 and gross proceeds are equal to or exceed $15.0 million. The holders of the Series D Convertible Preferred Stock have certain voting rights and liquidation preferences equal to $13.58 per share.

    B.  COMMON STOCK

    The Company issued 5,388,000 shares of common stock on February 26, 1996, the date of its incorporation. In conjunction with the Company's formation it entered into a merger with Ambiente Inc. ("Ambiente") which was consummated in March 1996. Pursuant to the merger agreement, the Company issued 612,000 shares of common stock to the shareholders of Ambiente. Through the date of the merger, Ambiente had no significant operations, assets or liabilities, other than software under development that had not yet achieved technological feasibility. Accordingly, no value was assigned to the stock issued.

    On December 2, 1996 and January 27, 1999 the Company authorized a 3 for 1 and 2 for 1 stock split, in the form of stock dividends, respectively on the Company's common stock. All references to number of shares and per share amounts of the Company's common stock in the accompanying financial statements and notes have been restated to reflect such stock splits.

    Upon incorporation of the Company, the founding shareholders entered into an agreement (as amended, the "Shareholder Agreement") which, among other things, called for a mandatory offer to sell the shareholders' stock, first to the remaining founders, then to the Company, in the event of termination of their employment with the Company. In February 1998, one of the founders, who was also an officer of the Company, and the Company purchased 2,600,000 shares of the Company's common stock under the Shareholder Agreement from two founders who had terminated their employment. The Company facilitated the transactions between the shareholders under the Shareholder Agreement, retaining 800,000 of the repurchased shares.

    C.  INITIAL PUBLIC OFFERING

    In April 1999, the Company's Board of Directors authorized the Company to file a Registration Statement with the Securities and Exchange Commission to permit the Company to proceed with an initial public offering of its common stock. Upon consummation of such offering, all of the outstanding Series A, B, C, and D Convertible Preferred Stock will be converted into 8,114,376 shares of common stock.

    D.  EQUITY INCENTIVE PLANS

    In January 1997, Company's shareholders approved the Amended and Restated 1996 Stock Option Plan (the "1996 Employee Plan") that provides for discretionary grants of non-qualified and incentive stock options for employees and other service providers, and the Amended and Restated Directors' Nonqualified Stock Option Plan (the "1996 Directors' Plan"), which provides for automatic grants of non-qualified stock options to eligible non-employee directors. A total of 2,600,000 shares of common stock has been reserved for issuance under the 1996 Employee Plan and the 1996 Directors' Plan. Employees' stock options typically vest over a period of four years from the grant date; director options typically vest over a period of three years from the grant date. All options under the 1996 Employee Plan and the 1996 Directors' Plan expire 10 years after the grant date. In August 1997, the Company repriced all existing employee options to an exercise price of $0.05 per share. This repricing

                               F5 NETWORKS, INC.

8.  SHAREHOLDERS' EQUITY: (CONTINUED)
    was accounted for as a cancellation of existing stock options and grant of new stock options. All outstanding, unvested options under the 1996 Employee Plan and the 1996 Director's Plan vest in full upon a change in control of the Company. The Company does not intend to grant any additional options under either of these Plans.

    In November 1998, the Company's shareholders adopted the 1998 Equity Incentive Plan (the "1998 Plan"), which provides for discretionary grants of non-qualified and incentive stock options, stock purchase awards and stock bonuses for employees and other service providers. A total of 800,000 shares of common stock have been reserved for issuance under the 1998 Plan. Stock options granted under this plan typically vest over a period of four years from the grant date, and expire 10 years from the grant date. The Company has not granted any stock purchase awards or stock bonuses under the 1998 Plan. Upon certain changes in control of the Company, the surviving entity will either assume or substitute all outstanding options or stock awards under the 1998 Plan. If the surviving entity determines not to assume or substitute such options or awards, then with respect to persons whose service with the Company or an affiliate of the Company has not terminated before such change in control, the vesting of 50% of such options or stock awards (and the time during which such awards may be exercised) will accelerate and the options or awards terminated if not exercised before such change in control.

    The Company applies the accounting provisions prescribed in APB No. 25 and related interpretations. In certain instances, the Company has issued stock options with an exercise price less than the deemed fair value of the Company's common stock at the date of grant. Accordingly, total compensation costs related to such stock options of approximately $238,000 and $1.9 million was deferred during fiscal years 1997 and 1998, respectively, and is being amortized over the vesting period of the options, generally four years. Amortization of unearned compensation costs of approximately $4,000 has been recognized as an expense for the period from February 26, 1996 (inception) to September 30, 1996, $69,000 and $420,000 for the years ended September 30, 1997 and 1998, respectively. Amortization of unearned compensation amounted to $31,000 and $368,000 for the three months ended December 31, 1997 and 1998, respectively (unaudited).

                               F5 NETWORKS, INC.

8.  SHAREHOLDERS' EQUITY: (CONTINUED)
    A summary of stock option transactions are as follows:

                                                                       WEIGHTED AVERAGE
                                                          OUTSTANDING   EXERCISE PRICE
                                                            OPTIONS        PER SHARE
                                                          -----------  -----------------
Inception
Options granted.........................................   1,146,000       $    0.38
Options canceled........................................    (150,000)           0.34
                                                          -----------
Balances at September 30, 1996..........................     996,000            0.38

Options granted.........................................   1,349,000            0.15
Options canceled........................................  (1,119,000)           0.36
                                                          -----------
Balances at September 30, 1997..........................   1,226,000            0.15

Options granted.........................................   1,543,000            0.29
Options exercised.......................................    (215,750)           0.11
Options canceled........................................    (476,000)           0.11
                                                          -----------
Balances at September 30, 1998..........................   2,077,250            0.26

Options granted (unaudited).............................     418,690            1.34
Options exercised (unaudited)...........................     (97,000)           0.31
Options canceled (unaudited)............................    (133,000)           0.47
                                                          -----------
Balances at December 31, 1998 (unaudited)...............   2,265,940            0.45
                                                          -----------
                                                          -----------

    Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options under the minimum value method of that statement. The fair value of each option is estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants issued for the period from February 26, 1996 (inception) to September 30, 1996, and for the years ended September 30, 1997 and 1998:

                                                        PERIOD FROM
                                                       FEBRUARY 26,
                                                           1996        YEAR ENDED SEPTEMBER
                                                      (INCEPTION) TO           30,
                                                       SEPTEMBER 30,   --------------------
                                                           1996          1997       1998
                                                      ---------------  ---------  ---------
Risk-free interest rate.............................         6.21%         6.21%      4.62%

Dividend yield......................................         0.00%         0.00%      0.00%

Expected term of option.............................       4 years       4 years    4 years

                               F5 NETWORKS, INC.

8.  SHAREHOLDERS' EQUITY: (CONTINUED)
    For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. The Company's net loss would have been as indicated in the pro forma table below:

                                                        PERIOD FROM
                                                       FEBRUARY 26,
                                                           1996        YEAR ENDED SEPTEMBER
                                                      (INCEPTION) TO           30,
                                                       SEPTEMBER 30,   --------------------
                                                           1996          1997       1998
                                                      ---------------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net loss--as reported...............................     $    (330)    $  (1,456) $  (3,672)

Net loss--pro forma.................................          (331)       (1,503)    (3,876)

Net loss per share--as reported.....................         (0.06)        (0.24)     (0.60)

Net loss per share--pro forma.......................         (0.06)        (0.25)     (0.64)

    The weighted-average fair values and weighted-average exercise prices per share at the date of grant for options granted during the period from February 26, 1996 (inception) to September 30, 1996 and for the years ended September 30, 1997 and 1998 were as follows:

                                                         PERIOD FROM
                                                      FEBRUARY 26, 1996  YEAR ENDED SEPTEMBER
                                                       (INCEPTION) TO            30,
                                                        SEPTEMBER 30,    --------------------
                                                            1996           1997       1998
                                                      -----------------  ---------  ---------
Weighted-average fair value of options granted with
  exercise prices equal to the market value of the
  stock at the date of grant........................      $    0.01      $    0.01  $    0.08

Weighted-average exercise price of options granted
  with exercise prices equal to the market value of
  the stock at the date of grant....................           0.05           0.05       0.50

Weighted-average fair value of options granted with
  exercise prices less than the market value of the
  stock at the date of grant........................                          0.41       1.60

Weighted-average exercise price of options granted
  with exercise prices less than the market value of
  the stock at the date of grant....................           0.05           0.05       0.28

                               F5 NETWORKS, INC.

8.  SHAREHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes information about fixed-price options outstanding at September 30, 1998 as follows:

                           WEIGHTED
                            AVERAGE       WEIGHTED                   WEIGHTED
                           REMAINING       AVERAGE                    AVERAGE
EXERCISE     NUMBER       CONTRACTUAL     EXERCISE      NUMBER      EXERCISABLE
 PRICES    OUTSTANDING       LIFE           PRICE     EXERCISABLE      PRICE
---------  -----------  ---------------  -----------  -----------  -------------
$0.02-0.05  1,034,626           8.88      $    0.05      133,250     $    0.04
  0.25        436,624           9.70           0.25
  0.50        336,000           8.49           0.50      112,000          0.50
  0.75        255,000           9.89           0.75
  1.50         15,000           9.98           1.50

9.  COMMITMENTS:

    The Company is committed under non-cancelable operating leases for its current and former office space, which expire in 2002 and 1999, respectively. During 1998, the Company leased its former office space under a non-cancelable sub-leasing arrangement for amounts equal to the liability of the commitment, which expires in 1999. Additionally, the Company is committed under non-cancelable operating leases for certain office equipment. Minimum operating lease payments and sub-leasing receipts for future fiscal years, as of September 30, 1998, are approximately as follows:

                                                              OPERATING LEASE   OPERATING SUBLEASE
                                                                 PAYMENTS            RECEIPTS
                                                              ---------------   -------------------
                                                                         (IN THOUSANDS)
1999........................................................       $367                $ 18
2000........................................................        385
2001........................................................         75
2002........................................................          1
                                                                 ------                 ---
                                                                   $828                $ 18
                                                                 ------                 ---
                                                                 ------                 ---

    In January 1999, the Company amended its operating lease to increase the amount of its current office space and extend the term through 2004. This increased the minimum operating lease payments to approximately $2.1 million.

    Rent expense under noncancelable operating leases amounted to approximately $7,000 for the period from February 26, 1996 (inception) to September 30, 1996, approximately $38,000 and $145,000 for the years ended September 30, 1997 and 1998, respectively. Rent expense amounted to approximately $29,000 and $70,000 for the three months ended December 31, 1997 and 1998, respectively (unaudited).

                               F5 NETWORKS, INC.

9.  COMMITMENTS: (CONTINUED)
    The Company leases certain equipment under a capital lease which expires in 1999. Future minimum lease payments and the present value of the net minimum lease payments for capital lease obligations as of September 30, 1998 are as follows.

                                                                                            CAPITAL LEASE
                                                                                        ---------------------
                                                                                           (IN THOUSANDS)
Future minimum lease payments.........................................................        $      22
Less amounts representing interest....................................................               (3)
                                                                                                     --
Obligations under capital lease.......................................................        $      19
                                                                                                     --
                                                                                                     --

10.  RELATED PARTY TRANSACTIONS:

    In September 1996, the Company sold certain equipment to a related party for approximately $39,000, which included relief of a liability of approximately $2,000 and a receivable of approximately $7,000. The Company then leased back this and additional equipment from the related party under a capital lease of approximately $43,000. The Company recorded a deferred gain of approximately $5,000 on this sale leaseback transaction to be recognized over the term of the lease using the straight-line method. The unrealized portion of the deferred gain of approximately $2,000 and $5,000 has been included in accrued liabilities at September 30, 1997 and 1996, respectively. At September 30, 1996, approximately $7,000 of receivables from the related party, related to the sale of equipment, are included in other current assets. In 1997, the Company recognized approximately $2,000 of the deferred gain on the sale leaseback transaction.

    In August 1997, the Company entered into a capital lease of office equipment of approximately $11,000 from a related party. In January 1998, the Company loaned $10,000 to an officer of the Company under a note agreement bearing interest at 9.5% which was originally due in January 1999 and was extended to January 2000. At September 30, 1998, this note and accrued interest have been included in other current assets. Additionally, approximately $14,000 of employee receivables have been included in other current assets at September 30, 1998.

    In March 1999, the Company issued 150,000 shares of common stock to an officer of the Company in exchange for a note receivable. These shares were acquired by exercising stock options that vest over a period of four years. The note bears interest at a rate of 4.83%, is collateralized by the shares and is due in 2003. Under the pledge agreement, the Company has the obligation to repurchase any remaining unvested shares, and the note becomes due upon the officer's termination. Further, the shares may not be transferred until they are vested and paid for.

                               F5 NETWORKS, INC.

11.  SUPPLEMENTAL CASH FLOW INFORMATION:

    Supplemental disclosure of cash flow information is summarized below for the years ended September 30, 1997 and 1998, for the period from February 26, 1996 (inception) to September 30, 1996, and for the three months ended December 31, 1997 and 1998:

                                                                  PERIOD FROM
                                                                 FEBRUARY 26,                                THREE MONTHS
                                                                     1996             YEAR ENDED                 ENDED
                                                                  (INCEPTION)        SEPTEMBER 30,           DECEMBER 31,
                                                                 TO SEPTEMBER    ---------------------   ---------------------
                                                                   30, 1996         1997        1998       1997        1998
                                                                 -------------      ---       --------   ---------   ---------
                                                                                        (IN THOUSANDS)
                                                                                                         (UNAUDITED) (UNAUDITED)
Noncash investing and financing activities:
  Equipment obtained through capital lease.....................       $43           $    11
  Disposal of property and equipment for note and relief of
    accounts payable...........................................        10
  Deferred gain on sale leaseback..............................         5
  Series A Convertible Preferred Stock issued for note.........        90
  Conversion of note payable and related accrued interest to
    Series B Convertible
    Preferred Stock............................................                                   $520     $520
  Value ascribed to warrants in conjunction with sale of
    Convertible Preferred Shares...............................                          42        292      292
  Value ascribed to warrants issued with note payable..........                         109
  Conversion of note payable to common stock...................                                    209      209
  Unearned compensation........................................         4               238      1,945       60       1,$330
  Write-off of accounts receivable.............................                                     30                   78
Cash paid for interest.........................................                          19         30       10           1

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                                  COMMON STOCK
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                                   PROSPECTUS
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                               HAMBRECHT & QUIST
                         BANCBOSTON ROBERTSON STEPHENS
                             DAIN RAUSCHER WESSELS
                    A DIVISION OF DAIN RAUSCHER INCORPORATED

                                 --------------

                                          , 1999

                                 --------------

    YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

    UNTIL            , 1999, ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee..........................................   $  11,120
NASD filing fee...............................................       4,500
Nasdaq National Market listing fee............................      95,000
Printing and engraving costs..................................     120,000
Legal fees and expenses.......................................     350,000
Accounting fees and expenses..................................     200,000
Blue Sky fees and expenses....................................       5,000
Transfer Agent and Registrar fees.............................      10,000
Miscellaneous expenses........................................      54,380
                                                                -----------
  Total.......................................................   $ 850,000
                                                                -----------
                                                                -----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 23B.08.500 through 23.B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

    Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section XA of the registrant's Second Amended and Restated Articles of Incorporation, as amended by Articles of Amendment (Exhibit 3.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

    The registrant has entered into certain indemnification agreements with its directors and certain of its officers, the form of which is attached as Exhibit
10.1 to this Registration Statement and incorporated herein by reference. The indemnification agreements provide the registrant's directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA.

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, F5 has issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and F5 believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access to information about F5, through their relationships with F5.

    Since March 1, 1996, F5 has issued and sold the following unregistered securities:

    (1) From March 1, 1996 to March 1, 1999, F5 granted stock options to purchase an aggregate of 1,488,000 shares of common stock at exercise prices ranging from $0.05 to $5.00 per share to employees, consultants, directors and other service providers pursuant to F5's 1998 Equity Incentive Plan, Amended and Restated 1996 Stock Option Plan and Amended and Restated Directors' Nonqualified Stock Option Plan.

    (2) In May, August and December 1996 and April 1997, F5 sold an aggregate of 400,000 shares of Series A Preferred Stock to certain investors at an aggregate purchase price of $1,200,000 or $3.00 per share.

    (3) From April 16, 1997 to February 25, 1999, F5 has issued warrants to purchase an aggregate of 2,212,500 shares of common stock with a weighted average exercise price of $0.75.

    (4) In September, October and November 1997, F5 sold an aggregate of 1,250,000 shares of Series B Preferred Stock to certain investors at an aggregate purchase price of $2,000,000 or $1.60 per share.

    (5) On April 15, 1998, F5 sold an aggregate of 156,250 shares of Series C Preferred Stock to certain investors at an aggregate purchase price of $1,500,000 or $9.60 per share.

    (6) On August 21, 1998, F5 sold an aggregate of 1,138,438 shares of Series D Preferred Stock to certain investors at an aggregate purchase price of $7,729,994 or $6.79 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  EXHIBITS

     1.1*  Form of Underwriting Agreement.
     3.1 Amended and Restated Articles of Incorporation of the Registrant, as amended.
     3.2 Form of Second Amended and Restated Articles of Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement.
     3.3   Bylaws of the Registrant, as currently in effect.
     3.4 Form of Amended and Restated Bylaws of the Registrant to be filed upon the closing of the offering made pursuant to this Registration Statement.
     4.1   Specimen Common Stock Certificate.
     5.1*  Opinion of Cooley Godward LLP.
    10.1 Form of Indemnification Agreement between the Registrant and each of its directors and certain of its officers.
    10.2   1998 Equity Incentive Plan.
    10.3   Form of Option Agreement under the 1998 Equity Incentive Plan.
    10.4   1999 Employee Stock Purchase Plan.
    10.5   Amended and Restated Directors' Nonqualified Stock Option Plan.
    10.6   Form of Option Agreement under the Amended and Restated Directors'
             Nonqualified Stock Option Plan.

    10.7   Amended and Restated 1996 Stock Option Plan.
    10.8   Form of Option Agreement under the Amended and Restated 1996 Stock
             Option Plan.
    10.9   1999 Non-Employee Directors' Stock Option Plan.
    10.10  Form of Option Agreement under 1999 Non-Employee Directors' Stock
             Option Plan.
    10.11  Lease Agreement, dated October 9, 1997, between the Registrant and
             First Avenue West Building L.L.C.
    10.12  First Amendment to Lease Agreement, dated July 23, 1998 between
             Registrant and First Avenue West Building L.L.C.
    10.13 Second Amendment to Lease Agreement, dated September 30, 1998 between Registrant and First Avenue West Building L.L.C.
    10.14 Third Amendment to Lease Agreement, dated January 6, 1999, between the Registrant and First Avenue West Building L.L.C.
    10.15 Business Loan Agreement, dated October 23, 1997, between Registrant and Silicon Valley Bank, as amended by that certain Loan
             Modification Agreement, dated July 14, 1998 by and between
             Registrant and Silicon Valley Bank.
    10.16  Agreement, dated February 19, 1999, between the Registrant and
             Steven Goldman.
    10.17  Form of Common Stock Purchase Warrant.
    10.18  Common Stock Warrant, dated March 15, 1997 between Registrant and
             Brittania Holdings Limited.
    10.19  Common Stock Warrant, dated August 5, 1997, between Registrant and
             Brittania Holdings Limited.
    10.20 Common Stock Warrant, dated February 25, 1999, between Registrant and PSINet, Inc., as amended.
    10.21 Investor Rights Agreement, dated August 21, 1998, between Registrant and certain holders of the Registrant's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D
             Preferred Stock.
    10.22  Promissory Term Note, dated January 6, 1998, between Registrant and
             Jeffrey S. Hussey, as amended.
   10.23*  Promissory Note, dated March 8, 1999, between Registrant and Robert
             J. Chamberlain.
    23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
    23.2*  Consent of Counsel (included in Exhibit 5.1).
    24.1   Power of Attorney (contained on signature page).
    27.1   Financial Data Schedule.

* To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereinto duly authorized, in the City of Seattle, State of Washington, on the 7th day of April, 1999.

                                F5 NETWORKS, INC.

                                By:            /s/ JEFFREY S. HUSSEY
                                     -----------------------------------------
                                                 Jeffrey S. Hussey
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes and appoints Jeffrey S. Hussey and Robert J. Chamberlain, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
    /s/ JEFFREY S. HUSSEY         Chief Executive Officer
------------------------------    and President (Principal     April 7, 1999
      Jeffrey S. Hussey           Executive Officer)

                                Vice President of Finance,
  /s/ ROBERT J. CHAMBERLAIN       Chief Financial Officer
------------------------------    and Treasurer (Principal     April 7, 1999
    Robert J. Chamberlain         Finance and Accounting
                                  Officer)

    /s/ CARLTON G. AMDAHL
------------------------------  Director                       April 7, 1999
      Carlton G. Amdahl

    /s/ KIMBERLY D. DAVIS
------------------------------  Director                       April 7, 1999
      Kimberly D. Davis

    /s/ ALAN J. HIGGINSON
------------------------------  Director                       April 7, 1999
      Alan J. Higginson

      /s/ SONJA L. HOEL
------------------------------  Director                       April 7, 1999
        Sonja L. Hoel

     /s/ KENT L. JOHNSON
------------------------------  Director                       April 7, 1999
       Kent L. Johnson

                   REPORT ON FINANCIAL STATEMENT SCHEDULE AND
                        CONSENT OF INDEPENDENT AUDITORS
                                 EXHIBIT INDEX

     1.1*  Form of Underwriting Agreement.
     3.1 Amended and Restated Articles of Incorporation of the Registrant, as amended.
     3.2 Form of Second Amended and Restated Articles of Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement.
     3.3   Bylaws of the Registrant, as currently in effect.
     3.4 Form of Amended and Restated Bylaws of the Registrant to be filed upon the closing of the offering made pursuant to this Registration Statement.
     4.1   Specimen Common Stock Certificate.
     5.1*  Opinion of Cooley Godward LLP.
    10.1 Form of Indemnification Agreement between the Registrant and each of its directors and certain of its officers.
    10.2   1998 Equity Incentive Plan.
    10.3   Form of Option Agreement under the 1998 Equity Incentive Plan.
    10.4   1999 Employee Stock Purchase Plan.
    10.5   Amended and Restated Directors' Nonqualified Stock Option Plan.
    10.6   Form of Option Agreement under the Amended and Restated Directors'
             Nonqualified Stock Option Plan.
    10.7   Amended and Restated 1996 Stock Option Plan.
    10.8   Form of Option Agreement under the Amended and Restated 1996 Stock
             Option Plan.
    10.9   1999 Non-Employee Directors' Stock Option Plan.
    10.10  Form of Option Agreement under 1999 Non-Employee Directors' Plan.
    10.11  Lease Agreement, dated October 9, 1997, between the Registrant and
             First Avenue West Building L.L.C.
    10.12  First Amendment to Lease Agreement, dated July 23, 1998 between
             Registrant and First Avenue West Building L.L.C.
    10.13 Second Amendment to Lease Agreement, dated September 30, 1998 between Registrant and First Avenue West Building L.L.C.
    10.14 Third Amendment to Lease Agreement, dated January 6, 1999, between the Registrant and First Avenue West Building L.L.C.
    10.15 Business Loan Agreement, dated October 23, 1997, between Registrant and Silicon Valley Bank, as amended by that certain Loan
             Modification Agreement, dated July 14, 1998 by and between
             Registrant and Silicon Valley Bank.
    10.16  Agreement, dated February 19, 1999, between the Registrant and
             Steven Goldman.
    10.17  Form of Common Stock Purchase Warrant.
    10.18  Common Stock Warrant, dated March 15, 1997 between Registrant and
             Brittania Holdings Limited.
    10.19  Common Stock Warrant, dated August 5, 1997, between Registrant and
             Brittania Holdings Limited.
    10.20 Common Stock Warrant, dated February 25, 1999, between Registrant and PSINet, Inc., as amended.
    10.21 Investor Rights Agreement, dated August 21, 1998, between Registrant and certain holders of the Registrant's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D
             Preferred Stock.

    10.22  Promissory Term Note, dated January 6, 1998, between Registrant and
             Jeffrey S. Hussey, as amended.
   10.23*  Promissory Note, dated March 8, 1999, between Registrant and Robert
             J. Chamberlain.
    23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
    23.2*  Consent of Counsel (included in Exhibit 5.1).
    24.1   Power of Attorney (contained on signature page).
    27.1   Financial Data Schedule.

* To be filed by amendment.